Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

August 14, 2006

among

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

BANK OF AMERICA, N.A.

as Issuing Bank

The REVOLVING CREDIT LENDERS Party Hereto,

THE WET SEAL, INC.,

as Lead Borrower for:

THE WET SEAL, INC.

THE WET SEAL RETAIL, INC.

WET SEAL CATALOG, INC.,

as the Borrowers

WET SEAL GC, INC.

As Facility Guarantor

TABLE OF CONTENTS

ARTICLE I Definitions		2

1.01.	Defined Terms	2
1.02.	Terms Generally	29
1.03.	Accounting Terms; GAAP	30

ARTICLE II Amount and Terms of Credit		30

2.01.	Commitment of the Revolving Credit Lenders	30
2.02.	Increase in Total Commitments	31
2.03.	Reserves; Changes to Reserves	32
2.04.	Making of Loans	32
2.05.	Overadvances	34
2.06.	Swingline Loans	34
2.07.	Letters of Credit	35
2.08.	Settlements Amongst Revolving Credit Lenders	38
2.09.	Notes; Repayment of Loans	40
2.10.	Interest on Loans	40
2.11.	Default Interest	41
2.12.	Intentionally Omitted	41
2.13.	Unused Commitment Fee	41
2.14.	Letter of Credit Fees	41
2.15.	Nature of Fees	42
2.16.	Termination or Reduction of Commitments	42
2.17.	Alternate Rate of Interest	42
2.18.	Conversion and Continuation of Loans	43
2.19.	Mandatory Prepayment; Commitment Termination; Cash Collateral	44
2.20.	Optional Prepayment of Loans; Reimbursement of Revolving Credit Lenders	44
2.21.	Maintenance of Loan Account; Statements of Account	46
2.22.	Cash Receipts	47
2.23.	Application of Payments	48
2.24.	Increased Costs	49
2.25.	Change in Legality	51
2.26.	Payments; Sharing of Setoff	51
2.27.	Taxes	52
2.28.	Security Interests in Collateral	54
2.29.	Mitigation Obligations; Replacement of Lenders	55

ARTICLE III Representations and Warranties		56

3.01.	Organization; Powers	56
3.02.	Authorization; Enforceability	56
3.03.	Governmental Approvals; No Conflicts	56
3.04.	Financial Condition	56

(i)

3.05.	Properties	56
3.06.	Litigation and Environmental Matters	57
3.07.	Compliance with Laws and Agreements	57
3.08.	Investment and Holding Company Status	57
3.09.	Taxes	58
3.10.	ERISA	58
3.11.	Disclosure	58
3.12.	Subsidiaries	58
3.13.	Insurance	58
3.14.	Labor Matters	59
3.15.	Security Documents	59
3.16.	Federal Reserve Regulations	59
3.17.	Solvency	59

ARTICLE IV Conditions		59

4.01.	Effective Date	59
4.02.	Conditions Precedent to Each Loan and Each Letter of Credit	62

ARTICLE V Affirmative Covenants		62

5.01.	Financial Statements and Other Information	62
5.02.	Notices of Material Events	65
5.03.	Information Regarding Collateral	66
5.04.	Existence; Conduct of Business	66
5.05.	Payment of Obligations	66
5.06.	Maintenance of Properties	66
5.07.	Insurance	67
5.08.	Casualty and Condemnation	67
5.09.	Books and Records; Inspection and Audit Rights; Appraisals; Accountants	68
5.10.	Physical Inventories	69
5.11.	Compliance with Laws	69
5.12.	Use of Proceeds and Letters of Credit	69
5.13.	Additional Subsidiaries	69
5.14.	Depository Account	70
5.15.	Further Assurances	70

ARTICLE VI Negative Covenants		70

6.01.	Indebtedness and Other Obligations	71
6.02.	Liens	72
6.03.	Fundamental Changes	72
6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	73
6.05.	Asset Sales	73
6.06.	Restricted Payments; Certain Payments of Indebtedness	74
6.07.	Transactions with Affiliates	75
6.08.	Restrictive Agreements	75

(ii)

6.09.	Amendment of Material Documents	76
6.10.	Additional Subsidiaries	76
6.11.	Excess Availability	76
6.12.	Fiscal Year	76
6.13.	Environmental Laws	76
6.14.	Store Closings	76
ARTICLE VII Events of Default		76
7.01.	Events of Default	76
7.02.	Remedies on Default	80
7.03.	Application of Proceeds	80

ARTICLE VIII The Agents		81

8.01.	Administration by Administrative Agent	81
8.02.	The Collateral Agent	81
8.03.	Sharing of Excess Payments	81
8.04.	Agreement of Required Lenders	82
8.05.	Liability of Agents	82
8.06.	Notice of Default	84
8.07.	Lenders’ Credit Decisions	84
8.08.	Reimbursement and Indemnification	84
8.09.	Rights of Agents	85
8.10.	Independent Lenders and Issuing Bank	85
8.11.	Notice of Transfer	85
8.12.	Successor Agent	85
8.13.	Reports and Financial Statements	86
8.14.	Delinquent Lender	86

ARTICLE IX Miscellaneous		87

9.01.	Notices	87
9.02.	Waivers; Amendments	87
9.03.	Expenses; Indemnity; Damage Waiver	89
9.04.	Designation of Lead Borrower as Borrowers’ Agent	91
9.05.	Successors and Assigns	92
9.06.	Survival	95
9.07.	Counterparts; Integration; Effectiveness	95
9.08.	Severability	95
9.09.	Right of Setoff	95
9.10.	Governing Law; Jurisdiction; Consent to Service of Process	96
9.11.	WAIVER OF JURY TRIAL	96
9.12.	Headings	97
9.13.	Interest Rate Limitation	97
9.14.	Additional Waivers	97
9.15.	Confidentiality	98
9.16.	Publicity	99

(iii)

EXHIBITS

A.	Assignment and Acceptance
B-1.	Revolving Credit Notes
B-2.	Swingline Note
C.	Opinion of Counsel to Loan Parties
D.	Form of Compliance Certificate
E.	Borrowing Base Certificate

(iv)

SCHEDULES

1.1	Revolving Credit Lenders and Commitments
2.22(a)	DDAs
2.22(b)	Credit Card Arrangements
2.22(c)	Blocked Accounts
2.22(f)	Disbursement Accounts
3.05(c)(i)	Title to Properties; Real Estate Owned
3.05(c)(ii)	Leased Properties
3.06(a)	Disclosed Litigation Matters
3.06(b)	Disclosed Environmental Matters
3.09	Taxes
3.12	Subsidiaries
3.13	Insurance
5.01(i)	Financial Reporting Requirements
6.01	Indebtedness
6.02	Liens
6.04	Investments

(v)

AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 14, 2006 among

THE WET SEAL, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610, as Lead Borrower for the Borrowers, being:

said THE WET SEAL, INC.,

WET SEAL CATALOG, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610; and

THE WET SEAL RETAIL, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610; and

WET SEAL GC, INC., a Virginia corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610, as Facility Guarantor; and

the REVOLVING CREDIT LENDERS party hereto; and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Lenders, a Delaware corporation, having its principal place of business at 40 Broad Street, Boston, Massachusetts 02109; and

BANK OF AMERICA, N.A., as Issuing Bank, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

RECITALS

WHEREAS, the Revolving Credit Lenders, the Agents, the Borrowers and Facility Guarantor, have previously entered into a Credit Agreement dated as of September 22, 2004, as amended to date (the “Existing Loan Agreement”); and

WHEREAS, Fleet Retail Group, LLC (in such capacity, the “Existing Agent”) has contemporaneously herewith assigned all of its right, title, and interest as a Revolving Credit Lender under the Existing Loan Agreement and each of the other Loan Documents to Bank of America, N.A., and the Existing Agent desires to resign as Agent hereunder and the Revolving Credit Lenders desire to appoint Bank of America, N.A. as successor Agent; and

WHEREAS, by this Agreement, the parties desire to amend and restate the Existing Loan Agreement in its entirety as set forth herein.

ARTICLE I

Definitions

1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ACH” shall mean automated clearing house transfers.

“Account” shall include, without limitation, “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel, (vii) arising out of the use of a credit or charge card or information contained on or used with that card, or (viii) for winnings in a lottery or other game of chance.

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the capital stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, or (c) any merger or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” shall have the meaning set forth in Section 2.02(a).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” means Bank of America, or any successor by merger to Bank of America, in its capacity as administrative agent for the Lenders hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall mean collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Amended and Restated Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Applicable Margin” means initially, the rates for Prime Rate Loans and LIBO Loans, set forth in Level 1, below:

Level	Performance Criteria	Prime Rate Loans	LIBO Loans
1	Average Excess Availability greater than 75% of the Borrowing Base	0%	1.00%
2	Average Excess Availability greater than 25% of the Borrowing Base but less than or equal to 75% of the Borrowing Base	0%	1.25%
3	Average Excess Availability less than or equal to 25% of the Borrowing Base	0%	1.50%

The Applicable Margin shall be adjusted quarterly as of the first day of each Fiscal Quarter, based upon the average Excess Availability for the immediately preceding Fiscal Quarter. Upon the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or at the direction of the Required Revolving Credit Lenders, interest shall be determined in the manner set forth in Section 2.11.

“Appraisal Percentage” shall mean 90%.

“Appraised Value” means the net appraised liquidation value of the Borrowers’ Eligible Inventory as set forth in the Borrowers’ stock ledger as determined from time to time in accordance with an independent appraisal satisfactory to the Administrative Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s reasonable discretion as being appropriate to reflect the impediments to the Agents’ ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (i) Rent (but only if a landlord’s waiver, acceptable to the Administrative Agent, has not been received by the Administrative Agent); (ii) Gift Certificates and Merchandise Credit Liability; (iii) customs, duties, and other costs to release Inventory which is being imported into the United States; (iv) outstanding customer deposits, and (v) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which might have priority over the interests of the Collateral Agent in the Collateral.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bank of America Concentration Account” shall have the meaning set forth in Section 2.22(c).

“Bank of America Disbursement Accounts” has the meaning provided therefor in Section 2.22(f).

“Blocked Account Agreements” has the meaning set forth in Section 2.22(c).

“Blocked Account Banks” shall mean the banks with whom the Borrowers have entered into Blocked Account Agreements.

“Blocked Accounts” shall have the meaning set forth in Section 2.22(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means collectively, The Wet Seal, Inc., Wet Seal Catalog, Inc. and The Wet Seal Retail, Inc.

“Borrowing” shall mean (a) the incurrence of Revolving Credit Loans of a single Type on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to

(a) the Credit Card Advance Rate multiplied by the face amount of Eligible Credit Card Receivables; plus

(b) the Appraisal Percentage of the Appraised Value of Eligible Inventory, net of Inventory Reserves; plus

(c) 95% of all Eligible Cash and Cash Equivalents, provided that Eligible Cash and Cash Equivalents included in the Borrowing Base may not be withdrawn from the respective account, thereby reducing the Borrowing Base, unless and until the Lead Borrower furnishes the Administrative Agent with (i) notice of such intended withdrawal and (ii) a Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance will result; plus

(d) 85% of all Short Term Securities, provided that Eligible Short Term Securities included in the Borrowing Base may not be withdrawn from the respective account, thereby reducing the Borrowing Base, unless and until the Lead Borrower furnishes the Administrative Agent with (i) notice of such intended withdrawal and (ii) a

Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance will result; minus

(e) the then amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 5.01(f).

“Borrowing Request” means a request by the Lead Borrower for a Borrowing in accordance with Section 2.04.

“Breakage Costs” shall have the meaning set forth in Section 2.20(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed, provided that, when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market. Except as otherwise provided herein, if any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day and such extension of time shall be included in computing interest and fees in connection with such payment.

“Capital Expenditures” means, with respect to any Person for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP and (b) any assets acquired by a Capital Lease Obligation during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means (i) unrestricted cash, and (ii) Cash Equivalents.

“Cash Collateral Account” shall mean an interest-bearing account established by the Borrowers with the Collateral Agent at Bank of America under the sole and exclusive dominion and control of the Collateral Agent designated as the “Wet Seal Cash Collateral Account”.

“Cash Dominion Event” means (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability in an amount not less than $10,000,000 at any time.

“Cash Equivalents” means each of the following: (i) all investment products offered by Bank of America for overnight investment of cash as of the Effective Date, and such additional overnight investments as may hereafter be offered by Bank of America or any successor to Bank of America, subject to the prior approval of the Administrative Agent, not to be unreasonably withheld; (ii) Investments in money market funds maintained by Bank of America substantially all of whose assets are invested in the following types of assets: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, respectively, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, and; (iii) Investments in certificates of deposit or banker’s acceptances maturing within one year from the date of acquisition, and overnight bank deposits, in each case issued by Bank of America; and (iv) Investments in deposit accounts in the ordinary course of business with Bank of America.

“Cash Receipts” has the meaning provided therefor in Section 2.22(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) during any period of twelve months, individuals who at the beginning of such period constituted the board of directors of the Lead Borrower (together with any new directors whose election or appointment by such board of directors, or whose nomination for election by shareholders of the Lead Borrower, as the case may be, was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or (b) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of more than fifty percent (50%) of the total then outstanding voting power of the Voting Stock of the Lead Borrower on a fully diluted basis, whether as a result of the issuance of securities of the Lead Borrower, any merger, consolidation, liquidation or dissolution of the Lead Borrower, any direct or indirect transfers of securities or otherwise, or has the right or ability to Control the Lead Borrower; or (c) the Lead Borrower fails to own one hundred percent (100%) of the capital stock of the other Loan Parties. Approval of less than one-half of the members of the board of directors by parties not approved in accordance with the terms provided for in subsection (a), above, shall not constitute a Change in Control hereunder.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.24(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning provided therefor in Section 9.13.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Security Documents.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrowers in the ordinary course of business of the Borrowers.

“Commitment” shall mean, with respect to each Lender, the aggregate commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.16.

“Commitment Increase” shall have the meaning set forth in Section 2.02(a).

“Commitment Increase Date” shall have the meaning set forth in Section 2.02(c).

“Commitment Percentage” shall mean, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.16.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person for a twelve (12) fiscal month period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus (b) depreciation and amortization for such period, plus (c) provisions for Taxes based on income that were deducted in determining Consolidated Net Income for such period, plus (d)

Consolidated Interest Expense that was deducted in determining Consolidated Net Income for such period, plus (e) non-cash stock compensation minus (f) extraordinary gains for such period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for a twelve (12) fiscal month period, the ratio of (a) (i) Consolidated EBITDA for such period, plus (ii) Consolidated Rent Expense during such period, minus (ii) Capital Expenditures made during such period, minus (iv) cash income taxes paid during such period, to (b) (i) Debt Service Charges during such period, plus (ii) Restricted Payments made during such period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for a twelve (12) fiscal month period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP, but exclusive of non-cash interest expense) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for a twelve (12) fiscal month period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided, however, that there shall be excluded (i) the income (or loss) of such Person in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person during such period, (ii) the income (or loss) of such Person accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (iii) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Rent Expense” means, with respect to any Person for a twelve (12) fiscal month period, all obligations of such Person in respect of base, percentage and other rent expensed during such period under any rental agreements that cannot be cancelled upon thirty (30) days or less notice or leases of real property with third parties (other than Capital Lease Obligations), all as determined on a Consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Note Indebtedness” has the meaning set forth in Section 6.01(i).

“Convertible Notes” means the notes issued pursuant to the Indenture.

“Credit Card Advance Rate” means 85%.

“Credit Card Agreements” has the meaning provided therefor in Section 2.22(c).

“Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“DDAs” means any checking or other demand deposit account maintained by any Borrower.

“DDA Notification” has the meaning provided therefor in Section 2.22(c).

“Debt Service Charges” means for any period, the sum of (i) Consolidated Interest Expense, plus (ii) Consolidated Rent Expense for such period, plus (iii) principal payments made or required to be made on account of Indebtedness (excluding inter-company Indebtedness)(including, without limitation, on account of Capital Lease Obligations) for such period, in each case determined in accordance with GAAP.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Lender” has the meaning therefor provided in Section 8.14.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date upon which the conditions precedent set forth in Article IV of this Agreement have been satisfied or waived and the first Revolving Credit Loans may be made and L/Cs may be issued hereunder.

“Eligible Assignee” means a bank, insurance company, or company engaged in the business of making commercial loans having a combined capital and surplus in excess of $300,000,000, or any Affiliate of any Lender, or a Related Fund of any Lender, or any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities. For the purposes of this Agreement, “Related Fund” shall mean, with respect to any Lender which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor.

“Eligible Cash and Cash Equivalents” means Cash and Cash Equivalents of the Borrowers, acceptable to the Administrative Agent, in its reasonable discretion, subject to a first perfected security interest in favor of the Collateral Agent for the benefit of itself and the Secured Parties, maintained in such accounts under the control of the Collateral Agent, on terms and conditions reasonably satisfactory to the Collateral Agent.

“Eligible Credit Card Receivables” means Accounts due to a Borrower on a non-recourse basis from Visa, MasterCard, American Express Co., Discover, and other major credit card processors reasonably acceptable to the Administrative Agent as arise in the ordinary course of business, which have been earned by performance and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale;

(b) Accounts with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents);

(c) Accounts that are not subject to a first priority security interest in favor of the Collateral Agent, for the benefit of itself and the Secured Parties (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d) Accounts which are disputed, are with recourse (other than standard chargeback rights), or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Accounts which the Administrative Agent determines in its reasonable discretion to be uncertain of collection.

“Eligible In-Transit Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from a foreign location for receipt by a Borrower within sixty (60) days of the date of determination, but which has not yet been delivered to a Borrower, (b) for which payment has been made by a Borrower and title has passed to a Borrower, (c) for which the document of title reflects a Borrower or Bank of America as consignee (along with delivery to such Borrower of the documents of title with respect thereto), (d) as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Collateral Agent, by the delivery of a customs broker agency agreement, satisfactory to the Collateral Agent), and (e) which otherwise would constitute Eligible Inventory.

“Eligible Inventory” shall mean, as of the date of determination thereof, (a) Eligible In- Transit Inventory, (b) Eligible L/C Inventory, and (c) items of Inventory of the Borrowers that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:

(a) Inventory that is not owned solely by a Borrower, or is leased or on consignment or a Borrower does not have good and valid title thereto;

(b) Inventory (other than Eligible In-Transit Inventory and Eligible L/C Inventory) that is not located at a distribution center used by a Borrower in the ordinary course or at a property that is owned or leased by a Borrower;

(c) Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (iii) goods to be returned to the vendor;

(d) Inventory that is not located in the United States of America (excluding territories and possessions thereof) other than Eligible In-Transit Inventory and Eligible L/C Inventory;

(e) Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties;

(f) Inventory which consists of supplies, samples, labels, bags, packaging, and other similar non-merchandise categories;

(g) Inventory as to which insurance in compliance with the provisions of Section 5.07 hereof is not in effect; or

(h) Inventory which has been sold but not yet delivered or as to which the Borrower has accepted a deposit.

“Eligible L/C Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) not yet delivered to a Borrower, (b) the purchase of which is supported by a Commercial Letter of Credit having an expiry within sixty (60) days of such date of determination, (c) for which the document of title reflects a Borrower or Bank of America as consignee (along with delivery to such Borrower of the documents of title with respect thereto), (d) as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Collateral Agent, by the delivery of a customs broker agency agreement, satisfactory to the Collateral Agent), and (e) which otherwise would constitute Eligible Inventory.

“Eligible Short Term Securities” means Short Term Securities of the Borrowers, acceptable to the Administrative Agent, in its reasonable discretion, subject to a first perfected security interest in favor of the Collateral Agent for the benefit of itself and the Secured Parties, maintained in such accounts under the control of the Collateral Agent, on terms and conditions reasonably satisfactory to the Collateral Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Fees” means, collectively, (a) any Registration Delay Payments (as such term is defined in the 2005 Registration Rights Agreement) required to be paid pursuant to Section 2(f) of the 2005 Registration Rights Agreement, plus (b) any amounts required to be paid as a result of any failure by the Lead Borrower to timely issue and deliver or register the shares of Common Stock on the Lead Borrower’s share register or to credit a holder’s balance account with The Depository Trust Company, to which any holder is entitled upon such holder’s exercise of any 2005 Warrant pursuant to Section 1(c) of each 2005 Warrant, plus (c) any amounts required to be paid as a result of any failure by the Lead Borrower to credit a holder’s balance account with The Depository Trust Company or to issue and deliver a certificate to a holder for the number of Common Shares to which such holder is entitled upon the conversion of Preferred Shares, or to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which a holder is entitled, pursuant to Section 2(d)(v) of the 2005 Certificate of Designations, all such fees set forth in clauses (a), (b) and (c) herein in an amount not to exceed $250,000 in the aggregate in any calendar year.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Lead Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lead Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lead Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any ERISA Affiliate of any notice, concerning the imposition of

Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived or cured as provided herein.

“Excess Availability” means, as of any date of determination, the excess, if any, of (a) the Borrowing Base, less (b) the outstanding Revolving Loan Credit Extensions.

“Excluded Taxes” means, with respect to the Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.28(b)), any withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 2.27(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Sections 2.27(e) or (f).

“Existing Agent” has the meaning set forth in the Recitals.

“Existing Loan Agreement” has the meaning set forth in the Recitals.

“Facility Guarantee” means the Guarantee executed by the Facility Guarantors in favor of the Agents, the Issuing Bank and the Lenders.

“Facility Guarantors” means each of the Subsidiaries of the Lead Borrower (other than any Borrower), now existing or hereafter created, other than Foreign Subsidiaries and the Borrowers.

“Facility Guarantors Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by any Facility Guarantor to secure the Facility Guarantee.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to the Borrowers, the chief financial officer, treasurer, controller or assistant controller of the Lead Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday nearest to the last day of each January, April, July or October of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrowers.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday nearest to the last day of January of any calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, (b) that conducts the major portion of its business outside of the United States, and (c) all or substantially all of the property and assets of which are located outside of the United States.

“GAAP” means principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Lead Borrower and its Subsidiaries adopting the same principles.

“Gift Certificates and Merchandise Credit Liability” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers; each as recorded in the financial statements of the Borrowers, as filed with the SEC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Hedging Agreements (provided that for purposes hereof the amount of Indebtedness in respect of any Hedging Agreement at any time shall equal the maximum aggregate net amount that a Borrower would be required to pay if such Hedging Agreement were terminated at that time), and (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means that certain Indenture, dated as of January 14, 2005, between the Lead Borrower and The Bank of New York.

“Indemnitee” has the meaning provided therefor in Section 9.03(b).

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each calendar month, and (b) with respect to any LIBO Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than three (3) months, the last day of the third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Lead Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the last calendar month of such Interest Period, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall, unless approved by the Administrative Agent and all of the Revolving Credit Lenders, have a duration of less than one month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on obsolescence or Shrink, or reasonably required by the Administrative Agent to protect Collateral value based upon changes to the ordinary course business of the Borrowers.

“Investment” means (a) any stock, evidence of Indebtedness or other security, including any option, warrant or other right to acquire any of the foregoing, of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person, (c) any purchase of (i)

stock or other securities of another Person, or (ii) any business or undertaking of any Person (whether by purchase of assets or securities in one transaction or a series of transactions), (d) any commitment or option to make any such purchase, or (e) any other investment, in all cases whether now existing or hereafter made.

“Issuing Bank” means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, and any successor to Bank of America in such capacity (which may only be a Revolving Credit Lender selected by the Administrative Agent in its discretion, including, without limitation, Bank of America). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Lead Borrower” means The Wet Seal, Inc.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which any Borrower is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” shall mean, collectively, the Revolving Credit Lenders.

“Letter of Credit” shall mean a letter of credit that is (i) issued pursuant to this Agreement for the account of a Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by a Borrower and for other purposes for which a Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iv) in form and substance reasonably satisfactory to the Issuing Bank.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.14.

“Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

“LIBO Borrowing” shall mean a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, the rate of interest (rounded upwards, if necessary, to the next 1/16 of 1%) per annum at which deposits in dollars are offered by banks in the London interbank market, appearing on Reuters

Screen FRBD as of 11:00 a.m. (London time) two (2) Business Days before the first day of the Interest Period for the subject LIBO Borrowing, for a deposit approximately in the amount of the subject Borrowing and for a period of time approximately equal to such Interest Period; provided, however, if the rate described above does not appear on the Reuters System on any applicable interest determination date, the LIBO Rate shall be the rate (rounded upward, if necessary, to the nearest 1/16 of one percent (1%)), determined on the basis of the offered rates for deposits in dollars for a period of time comparable to such Interest Period which are offered to the Administrative Agent by two (2) major banks in the London interbank market as selected by Administrative Agent at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that a LIBO Rate pursuant to a LIBO Borrowing cannot be obtained.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” shall mean the exercise, by the Administrative Agent, of those rights and remedies accorded to the Administrative Agent under the Loan Documents and Applicable Law as a creditor of the Loan Parties following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral.

“Loan Ceiling” means $35,000,000, as such amount may be modified in accordance with the terms of this Agreement.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Agreements, the Security Documents, the Facility Guarantee, the Facility Guarantors Collateral Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrowers and the Facility Guarantors.

“Loans” shall mean all loans at any time made to the Borrowers or for account of the Borrowers pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Lead Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder. In determining whether any individual event would result in a

Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrowers in an aggregate principal amount exceeding $20,000,000. For purposes of determining the amount of Material Indebtedness at any time, the “principal amount” of the obligations in respect of any Hedging Agreement at such time shall be the maximum aggregate amount that a Borrower would be required to pay if such Hedging Agreement were terminated at that time.

“Maturity Date” means May 31, 2011.

“Maximum Rate” has the meaning provided therefor in Section 9.13.

“Minimum Required Excess Availability” means Excess Availability at all times of not less than $5,000,000.

“Minority Revolving Credit Lenders” has the meaning provided therefor in Section 9.02(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Lead Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Lead Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Lead Borrower, any Subsidiary or the ERISA Affiliate or (b) was so maintained and in respect of which the Lead Borrower, any Subsidiary or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Notes” shall mean (i) the promissory notes of the Borrowers substantially in the form of Exhibit B-1, each payable to the order of a Revolving Credit Lender, evidencing the Revolving Credit Loans, and (ii) the promissory note of the Borrowers substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans.

“Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Loan Parties under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and

(iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under the Credit Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents, (c) any Hedging Agreements which are permitted pursuant to Section 6.01 (f) hereof, and (d) any transaction with Bank of America, or any of its Affiliates, which arises out of any cash management, depository, investment, letter of credit, or other banking or financial services provided by any such Person.

“Organizational Document” means, relative to any Loan Party, its partnership agreement, its certificate of incorporation, its by-laws and all shareholder or equity holder agreements, voting trusts and similar arrangements to which such Loan Party is a party or which is applicable to its capital stock, its partnership agreement and all other arrangements relating to the control or management of such entity.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” means, at any time of calculation, a circumstance in which the Revolving Loan Credit Extensions exceed the least of (a) the Revolving Loan Credit Commitments or (b) the Borrowing Base.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a)	No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b)	Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;

(c)	If the purchase price relating to the Acquisition is less than $25,000,000 and (i) there are no Revolving Credit Loans then outstanding; and (ii) Cash and Cash Equivalents pledged to the Collateral Agent as Collateral and invested in a control account at Bank of America or its Affiliate, are in excess of $15,000,000;

(d)

If the purchase price relating to the Acquisition is equal to or in excess of $25,000,000 or Revolving Credit Loans will be made to finance such Acquisition, (i) the Lead Borrower shall have furnished the Administrative Agent with fifteen [15] days’ notice prior to the closing date of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the acquisition agreement and other acquisition documents relating to the Acquisition, a summary of any due diligence undertaken by the Borrowers in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties) and such other information as the Administrative Agent shall reasonably request, and (ii) the Lead Borrower shall demonstrate to the satisfaction of the Administrative Agent that (A) after giving effect to the payment of the purchase price of such Acquisition and on a pro forma basis for the next 12 month period, based upon delivery by the Lead Borrower of a business plan reasonably satisfactory to the Administrative Agent, in its reasonable discretion, the Borrower shall have minimum Excess Availability of not less than $10,000,000, and (B) the Borrowers’ Consolidated Fixed Charge Coverage Ratio, on a trailing twelve (12) month basis based upon the most recent financial statements furnished, and as projected on a pro-forma basis for the four (4) quarters following payment of the purchase price of such Acquisition, will be equal to or greater than 1.0:1.0; and

(e)	If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Borrower, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not a then Borrower, such Subsidiary shall have been joined as a “Loan Party” hereunder, as required by Section 5.13.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Borrower or any Subsidiary;

provided that, except as provided in any one or more of clauses (a) through (f) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), and municipal securities with an “AA” long-term credit rating obtainable from S&P and/or from Moody’s, including pre-funded municipal bonds escrowed to maturity and guaranteed by the securities issued by the United States of America (or by any agency thereof);

(b) Investments in commercial paper (taxable and tax-exempt);

(c) Investments in (i) securities issued by a corporation (other than a Loan Party or an Affiliate of a Loan Party) and denominated in U.S. Dollars maturing within three (3) years from the date of acquisition thereof and having, at such date of acquisition, the long-term credit rating of “A/A” or the short-term credit rating of “A1/P1 SP1/MIG-1” or better obtainable from S&P and/or from Moody’s, (ii) securities issued by a Lender or another banking institution with total assets in excess of $2,000,000,000 maturing within three (3) years from the date of acquisition thereof; and (iii) auction rate preferred stock or bonds having, at such date of acquisition, the long-term credit rating of “AA” with a reset and maturing within 180 days from the date of acquisition thereof;

(d) Investments in certificates of deposit, banker’s acceptances and time deposits (including Eurodollar denominated and Yankee issues) maturing within three (3) years from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or another banking institution with total assets in excess of $2,000,000,000;

(e) fully collateralized repurchase agreements for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(f) short-term Tax exempt securities (including municipal notes, auction rate floaters and floating rate notes); and

(g) Shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (a) through (f) above.

provided that, notwithstanding the foregoing, no such Investments shall be permitted (i) after the occurrence of a Cash Dominion Event, unless no Loans are then outstanding, and (ii) unless such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance determined by the Administrative Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents, or (b) which is otherwise in the Lenders’ interests; provided that Permitted Overadvances shall not (i) exceed ten percent (10%) of the Borrowing Base, in the aggregate outstanding at any time or (ii) remain outstanding for more than forty-five (45) consecutive Business Days, unless in case of clause (ii), the Required Supermajority Revolving Credit Lenders otherwise agree, provided that in any twelve (12) month period no Permitted Overadvances shall be made if during such period there have been two (2) prior periods which satisfied the terms of subsections (i) and (ii) above; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of Section 2.07(f) hereof regarding the Revolving Credit Lender’s obligations with respect to L/C Disbursements, or (2) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Loan Credit Extensions (including any Overadvance or proposed Overadvance) would exceed the Revolving Loan Credit Commitments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledge Agreement” means the Pledge Agreement dated as of May 26, 2004 among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Prime Rate” shall mean, for any day, the higher of (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Boston, Massachusetts as its “Prime Rate” and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate or the Federal Funds Effective Rate, respectively.

“Prime Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning set forth in Section 9.05(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Required Lenders” shall mean, subject to the provisions of Section 8.14, at any time, Lenders, the sum of whose Commitments exceeds 50% of the sum of the Total Commitments, or if the Revolving Credit Commitments have been terminated, Lenders whose percentage of the outstanding Obligations (after settlement and repayment of all Swingline Loans by the Revolving Credit Lenders) aggregate greater than 50% of all such Obligations, it being understood, for avoidance of doubt, that any provision hereof that requires the vote of the Required Lenders shall not require the consent of the holders of the Obligations described in clause (c) or (d) of such definition (as such definition is in effect on the Effective Date).

“Required Revolving Credit Lenders” shall mean, subject to the provisions of Section 8.14, at any time, Revolving Credit Lenders having Revolving Credit Commitments greater than 50% of the Total Revolving Credit Commitments, or if the Revolving Credit Commitments have been terminated, Revolving Credit Lenders whose percentage of the outstanding Obligations (after settlement and repayment of all Swingline Loans by the Revolving Credit Lenders) aggregate greater than 50% of all such Obligations, it being understood, for avoidance of doubt, that any provision hereof that requires the vote of the Required Revolving Credit Lenders shall not require the consent of the holders of the Obligations described in clause (c) or (d) of such definition (as such definition is in effect on the Effective Date).

“Required Supermajority Revolving Credit Lenders” shall mean, subject to the provisions of Section 8.14, at any time, Revolving Credit Lenders having Revolving Credit Commitments outstanding representing at least 66 2/3% of the Total Revolving Credit Commitments outstanding or if the Revolving Credit Commitments have been terminated, Revolving Credit Lenders whose percentage of the outstanding Obligations (after settlement and repayment of all Swingline Loans by the Revolving Credit Lenders) aggregate not less than 66 2/3% of all such Obligations, it being understood, for the avoidance of doubt, that any provision hereof that requires the vote of the Required Supermajority Revolving Credit Lenders shall not require the consent of the holders of the Obligations described in clause (c) or (d) of such definition (as such definition is in effect on the Effective Date).

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of any Loan Party or any Subsidiary of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of any Loan Party or any such Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of any Loan Party or any such Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans and all proceeds of a dissolution or liquidation of such Person payable to the shareholders of such Person; provided, however, that “Restricted Payments” with respect to any Person shall not include any Equity Fees.

“Revolving Credit Lender(s)” shall mean the Person(s) identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement as set forth in Section 9.05(b).

“Revolving Credit Loans” shall mean all loans at any time made by any Revolving Credit Lender pursuant to Section 2.04 or Section 2.08 and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to Section 2.06.

“Revolving Credit Notes” shall mean (i) the promissory notes of the Borrowers substantially in the form of Exhibit B-1, each payable to the order of a Revolving Credit Lender, evidencing the Revolving Credit Loans, and (ii) the promissory note of the Borrowers substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans.

“Revolving Credit Obligations” shall mean the aggregate of the Borrowers’ liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Loan Credit Extensions.

“Revolving Loan Credit Commitment” shall mean, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender hereunder set forth as its Revolving Loan Credit Commitment opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.16.

“Revolving Loan Credit Commitment Percentage” shall mean at any time, with respect to each Revolving Credit Lender, the percentage obtained by dividing its Revolving Loan Credit Commitment at such time by all Revolving Loan Credit Commitments at such time.

“Revolving Loan Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Revolving Credit Loans then outstanding and (b) the then amount of the Letter of Credit Outstandings.

“S&P” means Standard & Poor’s.

“SAC” means S.A.C. Capital Associates, LLC, a limited liability company organized under the laws of Anguilla.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Purchase Agreement” means, collectively, (a) that certain Securities Purchase Agreement dated as of November 9, 2004 entered into by and among the Lead Borrower and the Buyers listed therein as amended and/or restated from time to time and (b) that certain Securities Purchase Agreement dated as of April 29, 2005 entered into by and among the Lead Borrower and the Buyers listed therein.

“Securities Purchase Documents” shall mean, collectively, the Securities Purchase Agreement, Convertible Notes, Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants, Series E Warrants, Preferred Shares, Registration Rights Agreement, any Issuance Document, any Transaction Document (each as defined in the Securities Purchase Agreement as in effect on the date hereof) and any other certificate, instrument or documented contemplated in the Securities Purchase Agreement, as amended, restated or otherwise modified and in effect from time to time.

“Security Agreement” means the Security Agreement dated as of May 26, 2004 among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Facility Guarantors Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.13 or 5.14 to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.08(b) hereof.

“Short Term Securities” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 183 days or less from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 183 days or less from the date of acquisition thereof and, at the time of acquisition, having the highest or next highest credit rating obtainable from either S&P or Moody’s.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Lead Borrower or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Lead Borrower, its Subsidiaries or the ERISA Affiliate or (b) was so maintained and in respect of which the Lead Borrower, any Subsidiary or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all Guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Revolving Credit Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment, in form and on terms approved by the Administrative Agent in writing, to the prior payment in full of the Obligations.

“Subordination Agreement” means, collectively, (a) the Subordination Agreement dated as of November 9, 2004 entered into among SAC, as collateral agent for the other investors from time to time designated as “Buyers” under the Securities Purchase Agreement, the Lead Borrower, and the Agents, on behalf of themselves and the Lenders, with respect to the Convertible Notes, as amended, restated or otherwise modified and in effect from time to time and (b) the Subordination Agreement dated as of April 29, 2005 entered into among the Lead Borrower, the Agent for the Lenders (as defined therein) and the Subordinating Creditors (as defined therein).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Swingline Lender” means Bank of America, in its capacity as Revolving Credit Lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.06 hereof.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Loans are accelerated and the Commitments are terminated in accordance with Section 7.01, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.01(h) or 7.01(i) hereof.

“Total Commitment” shall mean, at any time, the sum of the Commitments at such time. As of the Effective Date, the Total Commitments aggregate $35,000,000.

“Total Revolving Loan Credit Commitments” shall mean, at any time, the sum of the Revolving Loan Credit Commitments at such time. As of the Effective Date, the Total Revolving Loan Credit Commitments aggregate $35,000,000.

“2005 Certificate of Designations” means that certain Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock dated as of April 29, 2005.

“2005 Registration Rights Agreement” means that certain Registration Rights Agreement dated as of April 29, 2005 by and between the Lead Borrower and the Buyers listed therein.

“2005 Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of April 29, 2005 entered into by and among the Lead Borrower and the Buyers (as defined in the 2005 Securities Purchase Agreement).

“2005 Transaction Documents” means the 2005 Securities Purchase Agreement, the 2005 Registration Rights Agreement, the 2005 Certificate of Designations and the 2005 Warrants.

“2005 Warrants” means the Form of Series E Warrants substantially in the form attached as Exhibit B to the 2005 Securities Purchase Agreement.

“Type”, when used in reference to any Revolving Credit Loan or Borrowing, refers to whether the rate of interest on such Revolving Credit Loan, or on the Revolving Credit Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts.

“Unused Commitment” shall mean, on any day, (a) the then aggregate amount of the Revolving Loan Credit Commitments minus (b) the sum of (i) the principal amount of Revolving Credit Loans then outstanding (including the principal amount of Swingline Loans then outstanding) and (ii) the then Letter of Credit Outstandings.

“Unused Commitment Fee” has the meaning set forth in Section 2.13.

“Voting Stock” means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Effective Date.

ARTICLE II

Amount and Terms of Credit

2.01. Commitment of the Revolving Credit Lenders.

(a) Each Revolving Credit Lender severally and not jointly with any other Revolving Credit Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers on a revolving basis, in the form of Revolving Credit Loans and Letters of Credit and in an amount not to exceed the lesser of such Revolving Credit Lender’s Revolving Loan Credit Commitment or such Revolving Credit Lender’s Revolving Loan Credit Commitment Percentage of the Borrowing Base, subject to the following limitations:

(i) The aggregate outstanding amount of the Revolving Loan Credit Extensions shall not at any time exceed the lower of (i) $35,000,000, or any other amount to which the Revolving Loan Credit Commitments have then been reduced by the Borrower pursuant to Section 2.16, and (ii) the then amount of the Borrowing Base.

(ii) No Revolving Credit Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Bank, subject to the ratable participation of all Revolving Credit Lenders, as set forth in Section 2.07. The Borrowers will not at any time permit the aggregate Letter of Credit Outstandings to exceed $35,000,000.

(iii) Subject to all of the other provisions of this Agreement, Revolving Credit Loans that are repaid may be reborrowed prior to the Termination Date. No new Revolving Loan Credit Extension, however, shall be made to the Borrowers after the Termination Date.

(b) Each Borrowing of Revolving Credit Loans (other than Swingline Loans) shall be made by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Loan Credit Commitment Percentages. The failure of any

Revolving Credit Lender to make any Revolving Credit Loan shall neither relieve any other Revolving Credit Lender of its obligation to fund its Revolving Credit Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Revolving Credit Lender.

2.02. Increase in Total Commitments.

(a) So long as no Default or Event of Default exists or would arise therefrom, the Lead Borrower shall have the right at any time, and from time to time, to request an increase of the aggregate of the Commitments to an amount not to exceed $50,000,000. Any such requested increase shall be first made to all existing Lenders on a pro rata basis. To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Lead Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Lead Borrower, and (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Lead Borrower (which approval shall not be unreasonably withheld). Each Commitment Increase shall be an amount of at least [$5,000,000.00].

(b) Any Commitment Increase shall not become effective unless and until each of the following conditions has been satisfied:

(i) The Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;

(ii) At the request of the Administrative Agent, the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date;

(iii) A Revolving Credit Note will be issued at the Borrowers’ expense, to each such Additional Commitment Lender, to be in conformity with requirements of Section 2.09 hereof (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Commitment Lender; and

(iv) The Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Commitments.

2.03. Reserves; Changes to Reserves.

(a) The initial Inventory Reserves and Availability Reserves as of the date of this Agreement are the following:

(i) Shrink (an Inventory Reserve).

(ii) Rent (an Availability reserve): Two months’ rent (but only if a landlord’s waiver, acceptable to the Collateral Agent, has not been received by the Collateral Agent) as to any of any Borrower’s locations in Pennsylvania, Virginia or Washington

(iii) Gift Certificates and Merchandise Credit Liabilities (an Availability reserve): 50% of the amount thereof reflected on the Borrowers’ books and records.

(b) The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of the reasonable judgment of the Administrative Agent.

2.04. Making of Loans.

(a) Except as set forth in Sections 2.17 and 2.25, Loans (other than Swingline Loans) by the Revolving Credit Lenders shall be either Prime Rate Loans or LIBO Loans as the Lead Borrower may request subject to and in accordance with this Section 2.04, provided that all Swingline Loans shall be only Prime Rate Loans. All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Revolving Credit Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Revolving Credit Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note. Each Revolving Credit Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrowers pursuant to Section 2.25. Subject to the other provisions of this Section 2.04 and the provisions of Section 2.25, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than four (4) Borrowings of LIBO Loans may be outstanding at any time.

(b) The Lead Borrower shall give the Administrative Agent three Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of

LIBO Loans and one Business Days’ notice of each Borrowing of Prime Rate Loans. Any such notice, to be effective, must be received by the Administrative Agent not later than 12:00 p.m., Boston time, on the third Business Day in the case of LIBO Loans prior to the date on which, and 1:00 p.m. Boston time one Business Day prior to the date of Borrowing in the case of Prime Rate Loans that, such Borrowing is to be made. Notwithstanding the foregoing, in the case of Prime Rate Loans, provided that there is only one Revolving Credit Lender under this Agreement, the Lead Borrower shall give the Administrative Agent notice each Borrowing of Prime Rate Loan prior to 1:00 p.m. Boston time on the Business Day of the requested Borrowing. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be not less than $1,000,000 in the case of LIBO Loans, and in an integral multiple of $500,000, and not less than $100,000 in the case of Prime Rate Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Revolving Credit Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Revolving Credit Lender shall make its share of the Borrowing available at the office of Bank of America at 100 Federal Street, Boston, Massachusetts 02110, no later than 1:00 p.m., Boston time, in immediately available funds. Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the proposed date of any Borrowing that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Credit Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Revolving Credit Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Revolving Credit Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Revolving Credit Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Revolving Credit Lender pays such amount to the Administrative Agent, then such amount shall constitute such Revolving Credit Lender’s Loan included in such Borrowing. Upon receipt of the funds made available by the Revolving Credit Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds into a Bank of America Disbursement Account or otherwise in the manner specified in the notice of borrowing delivered by the Lead Borrower and shall use reasonable efforts to make the funds so received from the Revolving Credit Lenders available to the Borrowers no later than 4:00 p.m., Boston time.

(c) The Administrative Agent, without the request of any Borrower, may advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from the Borrowers pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.18(a). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

2.05. Overadvances. The Agents and the Revolving Credit Lenders have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the Consent of the Revolving Credit Lenders and each Revolving Credit Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute Revolving Credit Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Administrative Agent or any Revolving Credit Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding.

2.06. Swingline Loans

(a) The Swingline Lender is authorized by the Revolving Credit Lenders, but is not obligated, to make Swingline Loans up to (i) $5,000,000 plus (ii) the maximum Permitted Overadvance, in the aggregate outstanding at any time, consisting only of Prime Rate Loans, upon a notice of Borrowing received by the Administrative Agent and the Swingline Lender (which notice may be submitted prior to 1:00 p.m., Boston time, on the Business Day on which such Swingline Loan is requested). Swingline Loans shall be subject to periodic settlement with the Revolving Credit Lenders under Section 2.08 below.

(b) Swingline Loans shall only be made in the event that there is more than one Revolving Credit Lender under this Agreement, and may be made only in the following circumstances: (A) for administrative convenience, the Swingline Lender may, but is not obligated to, make Swingline Loans in reliance upon the Borrowers’ actual or deemed representations under Section 4.02, that the applicable conditions for borrowing are satisfied or (B) for Permitted Overadvances. If the conditions for borrowing under Section 4.02 cannot be fulfilled, the Required Revolving Credit Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.02 hereof. Unless the Required Revolving Credit

Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans notwithstanding that the conditions for borrowing under Section 4.02 cannot be fulfilled. No Swingline Loans shall be made pursuant to this subsection (b) if the aggregate outstanding amount of the Credit Extensions and Swingline Loans would exceed the lower of (i) $35,000,000 or any other amount to which the Revolving Loan Credit Commitments have then been reduced by the Borrowers pursuant to Sections 2.16, and (ii) (other than with respect to Permitted Overadvances) the then amount of the Borrowing Base.

2.07. Letters of Credit.

(a) Upon the terms and subject to the conditions herein set forth, the Lead Borrower may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the Borrowers one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $25,000,000, or (ii) the aggregate Revolving Loan Credit Extensions would exceed the limitation set forth in Section 2.01(a)(i); and provided, further, that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Administrative Agent or the Required Revolving Credit Lenders that the conditions to such issuance have not been met.

(b) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date, provided that each Standby Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c) Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 120 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrowers in dollars on the same Business Day of any such drawing by paying to the Administrative Agent an amount equal to such drawing not later than 12:00 noon, Boston time, on (i) the date that the Lead Borrower shall have received notice of such drawing, if such notice is received prior to 10:00 a.m., Boston time, on such date, or (ii) the Business Day immediately following the day that the Lead Borrower receives such notice, if such notice is received after 10:00 a.m., Boston time on the day of drawing, provided that the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with a Revolving Credit Loan consisting of a Prime Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such payment.

(e) If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse the Issuing Bank therefor, at the rate per annum then applicable to Prime Rate Loans, provided that, if the Borrowers fail to reimburse such Issuing Bank when due pursuant to paragraph (d) of this Section, then Section 2.11 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (g) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(f) Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Revolving Loan Credit Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to Section 9.05, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Revolving Loan Credit Commitment Percentages of the assigning and assignee Revolving Credit Lenders. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Revolving Credit Lender.

(g) In the event that the Issuing Bank makes any L/C Disbursement and the Borrowers shall not have reimbursed such amount in full to the Issuing Bank pursuant to this Section 2.07, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Revolving Credit Lender’s Revolving

Loan Credit Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If the Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Revolving Credit Lenders prior to 11:00 a.m., Boston time, on any Business Day, each such Revolving Credit Lender shall make available to the Issuing Bank such Revolving Credit Lender’s Revolving Loan Credit Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Revolving Credit Lenders after 11:00 a.m., Boston time on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent such Revolving Credit Lender shall not have so made its Revolving Loan Credit Commitment Percentage of the amount of such payment available to the Issuing Bank, such Revolving Credit Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Revolving Credit Lender agrees to fund its Revolving Loan Credit Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Sections 2.01 or 2.07, or the occurrence of the Termination Date. The failure of any Revolving Credit Lender to make available to the Issuing Bank its Revolving Loan Credit Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Revolving Credit Lender of its obligation hereunder to make available to the Issuing Bank its Revolving Loan Credit Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Revolving Credit Lender. Whenever any Revolving Credit Lender has made payments to the Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Revolving Credit Lender shall be entitled to share ratably, based on its Revolving Loan Credit Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(h) Whenever the Borrowers desire that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Lead Borrower shall give to the Issuing Bank and the Administrative Agent at least two Business Days’ prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by the Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the Lead Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.

(i) The obligations of the Borrowers to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank or any of the Revolving Credit Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit in any immaterial respect; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Administrative Agent, the Revolving Credit Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing provisions of this subparagraph (i) shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.08. Settlements Amongst Revolving Credit Lenders

(a) The Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrowers (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Revolving Credit Lenders to make a Revolving Credit Loan (which shall be a Prime Rate Loan) in an amount equal to such Revolving Credit Lender’s Revolving Loan Credit Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with

Section 2.06, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Revolving Credit Lender shall make available to the Administrative Agent the proceeds of such Revolving Credit Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Credit Loan to be made by the Revolving Credit Lenders and the request therefor is received prior to 12:00 Noon, Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if the request therefor is received after 12:00 Noon, Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Revolving Credit Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Revolving Credit Lender shall not have so made its transfer to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) The amount of each Revolving Credit Lender’s Revolving Loan Credit Commitment Percentage of outstanding Revolving Credit Loans (excluding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Credit Loans (excluding Swingline Loans) and repayments of Revolving Credit Loans (excluding Swingline Loans) received by the Administrative Agent as of 3:00 p.m., Boston time, on the first Business Day following the end of the period specified by the Administrative Agent (such date, the “Settlement Date”).

(c) The Administrative Agent shall deliver to each of the Revolving Credit Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans (excluding Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, each Revolving Credit Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Revolving Credit Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Revolving Credit Lender with respect to Revolving Credit Loans (excluding Swingline Loans) shall be equal to such Revolving Credit Lender’s applicable Revolving Loan Credit Commitment Percentage of Revolving Credit Loans (excluding Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Revolving Credit Lenders and is received prior to 12:00 Noon, Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if received after 12:00 Noon, Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Revolving Credit Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Revolving Credit Lender shall not have so made its transfer to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.09. Notes; Repayment of Loans.

(a) The Revolving Credit Loans made by each Revolving Credit Lender (and by the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed on behalf of the Borrowers, dated the Effective Date, in substantially the form attached hereto as Exhibit B-1 or B-2, as applicable, payable to the order of each such Revolving Credit Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Revolving Credit Lender’s Commitment (or, in the case of the Note evidencing the Swingline Loans, $5,000,000). The outstanding principal balance of all Swingline Loans shall be repaid on the earlier of the Termination Date or on the date otherwise requested by the Swingline Lender in accordance with the provisions of Section 2.08(a). The outstanding principal balance of all other Obligations shall be payable on the Termination Date (subject to earlier repayment as provided below). Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this Article II. Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(b) Upon receipt of and indemnification reasonably satisfactory to the Borrowers, and an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.10. Interest on Loans.

(a) Subject to Section 2.11, each Prime Rate Loan that is a Revolving Credit Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate, plus the Applicable Margin for Prime Rate Loans.

(b) Subject to Section 2.11, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c) Accrued interest on all Revolving Credit Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and (with respect to LIBO Loans) upon any repayment or prepayment thereof (on the amount prepaid).

2.11. Default Interest.

Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Revolving Credit Lenders, interest shall accrue on all outstanding Revolving Credit Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum equal to the rate (including the Applicable Margin for Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

2.12. Intentionally Omitted.

2.13. Unused Commitment Fee.

The Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders, a commitment fee (the “Unused Commitment Fee”) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance of the Unused Commitment for each day commencing on and including the Effective Date and ending on but excluding the Termination Date. The Unused Commitment Fee so accrued in any calendar quarter shall be payable on the first Business Day of the immediately succeeding calendar quarter, except that all Unused Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date.

2.14. Letter of Credit Fees.

(a) The Borrowers shall pay the Administrative Agent, for the account of the Revolving Credit Lenders, on the first day of each calendar quarter, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the subject quarter:

(i) Standby Letters of Credit: At a per annum rate equal to the then Applicable Margin for LIBO Loans.

(ii) Commercial Letters of Credit: At a per annum rate equal to 33.3% of the then Applicable Margin for LIBO Loans.

(iii) After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Revolving Credit Lenders, the Letter of Credit Fee shall be increased by an amount equal to one percent (1%) per annum.

(b) All Letter of Credit Fees shall be calculated on the basis of a 360-day year and actual days elapsed.

2.15. Nature of Fees.

All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent, the Issuing Bank, and the Revolving Credit Lenders, as and to the extent provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.

2.16. Termination or Reduction of Commitments.

(a) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrowers may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Loan Credit Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction or termination shall (i) be applied ratably to the Revolving Loan Credit Commitments of each Revolving Credit Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrowers shall pay to the Administrative Agent for application as provided herein (i) all Unused Commitment Fees accrued on the amount of the Revolving Loan Credit Commitments so terminated or reduced through the date thereof, or (ii) any amount by which the Revolving Loan Credit Extensions outstanding on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid.

2.17. Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a LIBO Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Revolving Credit Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Revolving Credit Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Revolving Credit Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Revolving Credit Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans.

2.18. Conversion and Continuation of Loans.

The Borrowers shall have the right at any time, on three Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., Boston time, on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Loans (but in no event Swingline Loans) of one Type (or a portion thereof) to a Borrowing of Loans of the other Type or (y) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, subject to the following:

(a) no Borrowing of Loans may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;

(b) if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Revolving Credit Lenders based upon their Revolving Loan Credit Commitment Percentages in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Revolving Credit Lenders immediately prior to such conversion;

(c) the aggregate principal amount of Loans being converted into or continued as LIBO Loans shall be in an integral of $500,000 and at least $1,000,000;

(d) each Revolving Credit Lender shall effect each conversion by applying the proceeds of its LIBO Loan or Prime Rate Loan, as the case may be, to its Loan being so converted;

(e) the Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(f) a Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto;

(g) each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(h) no more than four (4) Borrowings of LIBO Loans may be outstanding at any time.

If the Lead Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided above, such Borrowing shall automatically be converted to a Borrowing of Prime Rate Loans at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Lead Borrower, promptly give each Revolving Credit Lender notice of any conversion, in whole or part, of any Loan made by such Revolving Credit Lender.

2.19. Mandatory Prepayment; Commitment Termination; Cash Collateral.

The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a) If at any time the amount of the Credit Extensions exceeds the lower of (i) the then amount of the Revolving Loan Credit Commitments and (ii) the then amount of the Borrowing Base, the Borrowers will immediately upon notice from the Administrative Agent (A) prepay the Revolving Credit Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Revolving Credit Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to the lesser of (a) such excess, and (b) 103% of the Letter of Credit Outstandings at such time.

(b) The Revolving Credit Loans shall be repaid daily in accordance with the provisions of Section 2.23 hereof.

(c) Subject to the provisions of Sections 2.19(a) and (b), outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $500,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Revolving Credit Lenders for all “Breakage Costs” (as defined in Section 2.20(b) below) associated therewith. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor and such LIBO Loans shall continue to bear interest at the rate set forth in Section 2.10 until the amounts in the Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000. Except as provided in Section 2.16, any prepayment of the Revolving Credit Loans shall not permanently reduce the Commitments.

(d) All amounts required to be applied to all Revolving Credit Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Revolving Credit Lender’s Commitment Percentage.

(e) Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations.

2.20. Optional Prepayment of Loans; Reimbursement of Revolving Credit Lenders.

(a) The Borrowers shall have the right at any time and from time to time to prepay outstanding Revolving Credit Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the

Administrative Agent prior to 11:00 a.m., Boston time, and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 p.m., Boston time, subject to the following limitations:

(i) Subject to Section 2.19, all prepayments shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Credit Loans ratably in accordance with each Revolving Credit Lender’s Revolving Loan Credit Commitment Percentage, and third, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 103% of all Letter of Credit Outstandings.

(ii) Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $500,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Revolving Credit Lenders for all “Breakage Costs” (as defined in Section 2.20(b) below) associated therewith. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000.

(iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each Revolving Credit Lender of the principal amount and Type of the Loans held by such Revolving Credit Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) The Borrowers shall reimburse each Revolving Credit Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under Section 2.04 in respect of LIBO Loans, such Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Revolving Credit Lender of its obligations hereunder. Such loss shall be the amount as reasonably determined by such Revolving Credit Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Revolving Credit Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with Prime Rate Loans other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Revolving Credit Lender on such amount by investing such amount in United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the applicable Interest Period (collectively, “Breakage Costs”). Any Revolving Credit Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Revolving Credit Lender and setting forth in reasonable detail the manner in which such amount was determined.

(c) In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.20(a), the Borrowers on demand by any Revolving Credit Lender shall pay to the Administrative Agent for the account of such Revolving Credit Lender any amounts required to compensate such Revolving Credit Lender for any loss incurred by such Revolving Credit Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Revolving Credit Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Revolving Credit Lender demanding such payment shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Revolving Credit Lender and setting forth in reasonable detail the manner in which such amount was determined.

(d) Whenever any partial prepayment of Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates.

2.21. Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Swingline Loans, all Revolving Credit Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or otherwise for the Borrowers’ account, including all amounts received in the Bank of America Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in Section 2.23(a). After the end of each month, the Administrative Agent shall send to the Lead Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Borrowers.

2.22. Cash Receipts.

(a) Annexed hereto as Schedule 2.22(a) is a list of all present DDAs, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) maintained with such depository; and (iii) to the extent known, a contact person at such depository.

(b) Annexed hereto as Schedule 2.22(b) is a list describing all arrangements to which any Borrower is a party with respect to the payment to a Borrower of the proceeds of all credit card charges for sales by a Borrower.

(c) On or prior to the Effective Date, the Lead Borrower shall (i) deliver to the Administrative Agent notifications executed on behalf of the Borrowers to each depository institution with which any DDA is maintained in form satisfactory to the Administrative Agent, of the Administrative Agent’s interest in such DDA (each, a “DDA Notification”), such DDA Notifications to be held in escrow by the Administrative Agent until the occurrence of a Cash Dominion Event, at which time the Administrative Agent may, in its discretion, forward such DDA Notifications to the applicable institutions, and (ii) deliver to the Administrative Agent agreements executed with each of each Borrower’s credit card clearinghouses and processors in form satisfactory to the Administrative Agent, (each, a “Credit Card Agreement”), and (iii) enter into agency agreements with the banks maintaining the deposit accounts identified on Schedule 2.22(c) (collectively, the “Blocked Accounts”), which agreements (the “Blocked Account Agreements”) shall be in form and substance satisfactory to the Administrative Agent. The DDA Notifications, Credit Card Agreements and Blocked Account Agreements shall require, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each Business Day of all available cash receipts from the sale of Inventory and other assets, all collections of Accounts, and all other cash payments received by any Borrower from any Person or from any source or on account of any sale or other transaction or event (all such cash receipts and collections, “Cash Receipts”), to a concentration account maintained by the Collateral Agent at Bank of America (the “Bank of America Concentration Account”). In that regard, after the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall cause the ACH or wire transfer to a Blocked Account or to the Bank of America Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of (A) the then contents of each DDA, each such transfer to be net of any minimum balance, not to exceed $2,500, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained; and (B) the proceeds of all credit card charges not otherwise provided for pursuant hereto. Further, after the occurrence and during the continuance of a Cash Dominion Event, whether or not any Obligations are then outstanding, the Borrowers shall cause the ACH or wire transfer to the Bank of America Concentration Account, no less frequently than daily, of the then entire ledger balance of each Blocked Account, net of such minimum balance, not to exceed $2,500, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained. In the event that, notwithstanding the provisions of this Section 2.22, any Borrower receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Borrower for the Administrative Agent and shall not be commingled with any of any Borrower’s other funds or deposited in any account of any Borrower and shall either be promptly deposited into a Blocked Account or the Bank of America Concentration Account, or dealt with in such other fashion as the Lead Borrower may be instructed by the Administrative Agent.

(d) The Lead Borrower shall accurately report to the Administrative Agent all amounts deposited in the Blocked Accounts (other than any such amounts deposited with Bank of America) to ensure the proper transfer of funds as set forth above. If at any time other than the times set forth above any cash or cash equivalents owned by any Borrower are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement, the Administrative Agent shall require such Borrower to close such account and have all funds therein transferred to an account maintained by the Administrative Agent at Bank of America and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement.

(e) The Borrowers may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate DDA Notifications or Blocked Account Agreements (unless expressly waived by the Administrative Agent) consistent with the provisions of this Section 2.22 and otherwise satisfactory to the Administrative Agent. Unless consented to in writing by the Administrative Agent, the Borrowers may not maintain any bank accounts (other than accounts that in the aggregate have balances of $2,500 or less) or enter into any agreements with credit card processors other than the ones expressly contemplated herein.

(f) The Borrowers shall also maintain with the Administrative Agent at Bank of America one or more disbursement accounts (the “Bank of America Disbursement Accounts”) to be used by the Borrowers for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder. The only Disbursement Accounts as of the Effective Date are those described in Schedule 2.22(f).

(g) The Bank of America Concentration Account is, and shall remain, under the sole dominion and control of the Collateral Agent. The Borrowers acknowledge and agree that, subject to the provisions of the next to last sentence of Section 2.23(a), (i) the Borrowers have no right of withdrawal from the Bank of America Concentration Account, (ii) the funds on deposit in the Bank of America Concentration Account shall continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Bank of America Concentration Account shall be applied as provided in Section 2.23(a).

2.23. Application of Payments.

(a) As long as no Cash Dominion Event has occurred and is continuing, and no Event of Default has occurred and is continuing, and the Obligations have not been accelerated, subject to the provisions of Section 2.20, all amounts received by the Agents from any source shall be applied to the Obligations as the Administrative Agent and the Lead Borrower may agree. Subject to the provisions of Section 2.20, if a Cash Dominion Event has occurred and is continuing, as long as the Obligations have not been accelerated (in which event the provisions of Section 6.02 of the Security Agreement shall apply), all amounts received in the Bank of America Concentration Account from any source, including the Blocked Account Banks, shall be applied in the following order: first, to pay interest due and payable on Credit Extensions and to pay fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Issuing Bank, the Collateral Agent and the Revolving Credit Lenders (other than fees, expenses and indemnifications relating to Obligations described in clause Fifth of this Section 2.23(a)); second, to repay outstanding Swingline Loans; third, to repay other outstanding Revolving Credit Loans that are Prime Rate Loans and all outstanding reimbursement obligations under Letters of Credit; fourth, to repay outstanding Revolving Credit Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Borrowers’ option (if no Event of Default has occurred and is then continuing), to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor; and fifth, to pay all other Obligations that are then outstanding and then due and payable, including without limitation, all Obligations arising out of any cash management, depository, investment, letter of credit, Hedging Agreement, or other banking or financial services provided by Bank of America. If all Obligations are paid, any excess amounts shall be deposited in a separate cash collateral account, and as long as no Event of Default then exists, shall be released to the Borrowers upon the request of the Lead Borrower and utilized by the Borrowers prior to any further Revolving Credit Loans being made. Any other amounts received by the Administrative Agent, the Issuing Bank, the Collateral Agent, or any Lender as contemplated by Section 2.22 shall also be applied in the order set forth above in this Section 2.23.

(b) All credits against the Obligations shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits. If any item deposited to the Bank of America Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders against all claims and losses resulting from such dishonor or return. Interest on the unpaid principal balance of the Loan Account shall be calculated as if payments had been made one Business Day after such application.

2.24. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Revolving

Credit Lender or any holding company of any Revolving Credit Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Revolving Credit Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Loans made by such Revolving Credit Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Revolving Credit Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Revolving Credit Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Revolving Credit Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Revolving Credit Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Revolving Credit Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that no compensation shall be required to be paid for any amounts incurred more than 120 days prior to the date of such demand.

2.25. Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Revolving Credit Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (y) at any time any Revolving Credit Lender determines that the making or continuance of any of its LIBO Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Revolving Credit Lender in the London interbank market, then, by written notice to the Lead Borrower, such Revolving Credit Lender may (i) declare that LIBO Loans will not thereafter be made by such Revolving Credit Lender hereunder, whereupon any request by the Lead Borrower for a LIBO Borrowing shall, as to such Revolving Credit Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by it be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Revolving Credit Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Revolving Credit Lender or the converted LIBO Loans of such Revolving Credit Lender shall instead be applied to repay the Prime Rate Loans made by such Revolving Credit Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b) For purposes of this Section 2.25, a notice to the Lead Borrower by any Revolving Credit Lender pursuant to paragraph (a) above shall be effective, if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.

2.26. Payments; Sharing of Setoff.

(a) The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.20(b), 2.24 or 2.27, or otherwise) prior to 12:00 noon, Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at Bank of America’s offices at 100 Federal Street, Boston, Massachusetts, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.20(b), 2.24 and 2.27 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. dollars.

(b) All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of Section 2.23(a) hereof or Section 6.02 of the Security Agreement, as applicable, ratably among the parties entitled thereto.

(c) Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.27. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if the Borrowers shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Agents, such Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrowers shall indemnify the Agents, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agents, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of an Agent, a Lender or the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction in U.S. Federal withholding tax shall deliver to the Lead Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender claiming exemption from in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (i) Form W-8BEN, or any subsequent versions thereof or successors thereto and (ii) a certificate representing that such Foreign Lender is not (A) a bank for purposes of Section 881(c) of the Code, (B) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and (C) is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding Tax on payments by the Borrowers under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.27(e), a Foreign

Lender shall not be required to deliver any form pursuant to this Section 2.27(e) that such Foreign Lender is not legally able to deliver.

(f) Upon the request of the Lead Borrower, any Lender that is not a Foreign Lender shall deliver to the Lead Borrower two copies of United States Internal Revenue Service Form W-9 or any subsequent versions thereof or successors thereto, properly completed and duly executed. If any Lender fails to deliver Form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Borrowers may withhold from any payment to such party an amount equivalent to the applicable backup withholding Tax imposed by the Code, without reduction.

(g) The Borrowers shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraphs (e) or (f) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h) Each of the Lenders agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant to Section 2.27(a) or (c), such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

(i) If any Lender reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrowers pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.27 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Lead Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

2.28. Security Interests in Collateral.

To secure their Obligations under this Agreement and the other Loan Documents, the Loan Parties shall grant to the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties, a first-priority security interest in all of the Collateral pursuant to the Security Documents.

2.29. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.24, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.24 or 2.27, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under Section 2.24, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent by the Lead Borrower, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Bank and Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.24 or payments required to be made pursuant to Section 2.27, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Agents and the Lenders that:

3.01. Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.02. Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate or partnership and other powers, as applicable, and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.03. Governmental Approvals; No Conflicts. The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the Organizational Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

3.04. Financial Condition. The Lead Borrower has heretofore furnished to the Lenders the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Lead Borrower and its Subsidiaries as of and for the Fiscal Year ending January 28, 2006, certified by a Financial Officer of the Lead Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP. Since January 28, 2006, there have been no changes in the assets, liabilities, financial condition, or business of the Lead Borrower and its Subsidiaries, other than changes in the ordinary course of business, the effect of which has had a Material Adverse Effect.

3.05. Properties.

(a) Except as disclosed in Schedules 3.05(c)(i) and 3.05(c)(ii), each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Effective Date. Schedule 3.05(c)(ii) sets forth the address (including county) of all Leases of the Loan Parties, together with a list of the holders of any mortgage or other Lien on any Borrower’s interest in such Lease as of the Effective Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof, except for any such defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.06. Litigation and Environmental Matters.

(a) Except for the matters set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents.

(b) Except for the matters set forth on Schedule 3.06(b), no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.06 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

3.07. Compliance with Laws and Agreements. Each Loan Party is in compliance with all Applicable Law and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.08. Investment and Holding Company Status. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

3.09. Taxes. Except as set forth on Schedule 3.09 hereto, each Loan Party has timely filed or caused to be filed all federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has been filed, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

3.11. Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of any of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.12. Subsidiaries.

(a) Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in each Subsidiary as of the Effective Date. There is no other capital stock or ownership interest of any class outstanding as of the Effective Date. The Loan Parties are not party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities as of the Effective Date.

(b) The Lead Borrower and its Subsidiaries have received the consideration for which the capital stock and other ownership interests were authorized to be issued and have otherwise complied with all legal requirements relating to the authorization and issuance of shares of stock and other ownership interests, and all such shares and ownership interests are validly issued, fully paid, and non-assessable.

3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries. Each of such policies is in full force and effect. All premiums in respect of such insurance that are due and payable have been paid.

3.14. Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

3.15. Security Documents. The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law).

3.16. Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

3.17. Solvency

(a) The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

ARTICLE IV

Conditions

4.01. Effective Date. The obligation of the Revolving Credit Lenders to make each Revolving Credit Loan and of the Issuing Bank to issue each Letter of Credit, including the initial Loan and the initial Letters of Credit, if any, on the Effective Date, is subject to the following conditions precedent:

(a) The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b) The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.

(c) All of the Loan Parties’ accounts payable and Taxes then due and owing shall be paid currently, other than those amounts subject to the good faith dispute of the Loan Parties, if failure to pay could reasonably be expected to have a Material Adverse Effect.

(d) The corporate structure and organization of the Loan Parties shall be reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied that all Loan Parties are Solvent as of the Effective Date, and are left with capital sufficient to operate, and that all transactions and conditions required to consummate the closing and post closing will not be subject to a successful claim of fraudulent conveyance.

(e) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agents.

(f) On or before thirty (30) days after the Effective Date the Collateral Agent shall have received (a) appraisals of the Collateral consisting of Inventory by a third party appraiser acceptable to the Collateral Agent, the results of which are reasonably satisfactory to the Collateral Agent; and (b) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Collateral Agent.

(g) The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of the Lead Borrower and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of the Lead Borrower and its Subsidiaries since the date of the most recent financial information delivered to the Agents.

(h) The Administrative Agent shall have received and be reasonably satisfied with (a) monthly detailed one-year financial projections and business assumptions for the Lead Borrower and its Subsidiaries, and (b) such other information (financial or otherwise) reasonably requested by the Administrative Agent.

(i) Except for the matters set forth on Schedule 3.06(a), there shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

(j) There shall not have occurred any default of any material contract or agreement of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

(k) The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for (i) Permitted Encumbrances and (ii) Liens for which termination statements and releases or subordination agreements reasonably satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit.

(l) The Collateral Agent shall have received (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent, and (ii) the DDA Notifications, Credit Card Agreements, and Blocked Account Agreements required pursuant to Section 2.22(c) hereof.

(m) The Collateral Agent shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(n) The Collateral Agent shall be reasonably satisfied that those Investments held by the Borrowers, to be transferred to an account with Bank of America have been fully transferred, and that the Collateral Agent shall have received a first perfected security interest in all such account, subject to a control agreement satisfactory to the Collateral Agent.

(o) All fees due at or immediately prior to the Effective Date and all costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agents) shall have been paid in full.

(p) The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law or (b) conflict with, or result in a default or event of default under, any material agreement of any Loan Party. No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any Loan Party.

(q) There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

The Administrative Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

4.02. Conditions Precedent to Each Loan and Each Letter of Credit.

In addition to those conditions described in Section 4.01, the obligation of the Revolving Credit Lenders to make each Revolving Credit Loan and of the Issuing Bank to issue each Letter of Credit, is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

(c) No Default. On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(d) Borrowing Base Certificate. The Administrative Agent shall have received the timely delivery of the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Administrative Agent.

The request by the Lead Borrower for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Borrowing Base. The conditions set forth in this Section 4.02 are for the sole benefit of the Administrative Agent and each Lender and, may be waived by the Administrative Agent, in whole or in part, without prejudice to the Administrative Agent or any Lender.

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated, and (ii) the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated or been collateralized, to the extent of 103% of the then Letter of Credit Outstandings, and (iv) all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

5.01. Financial Statements and Other Information. The Lead Borrower will furnish to the Agents:

(a) within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, its Consolidated balance sheet and related statements of operations (and unaudited consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each Fiscal Quarter of the Lead Borrower, its Consolidated balance sheet and related statements of operations (and consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each fiscal month of the Lead Borrower, its Consolidated balance sheet and related statements of operations (and consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows, as of the end of and for such fiscal month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures as set forth in the business plan delivered pursuant to Section 5.01(e) hereof, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b), or (c) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations (A) with respect to the average Excess Availability for such period, and (B) demonstrating compliance with Section 6.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) within thirty (30) days after the commencement of each Fiscal Year of the Lead Borrower, a preliminary business plan, and within ninety (90) days after the commencement of each Fiscal Year of the Lead Borrower, a final business plan, including a detailed Consolidated budget by month for such Fiscal Year (including a projected Consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year);

(f) on the 6th day of each fiscal month, a certificate in the form of Exhibit E (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the immediately preceding fiscal month, which Borrowing Base Certificate shall reflect, among other things, the roll forward of the Inventory from the prior fiscal month and the prior fiscal month’s Eligible Cash and Cash Equivalents as of the close of business on the last day of the immediately preceding fiscal month, each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower. The Agents will update the Borrowers’ Eligible Cash and Cash Equivalents on a daily basis for purposes of determining, in the Agents’ reasonable discretion, the amount of Loans and Letters of Credit available to be borrowed each day by the Borrowers; provided that (i) if Excess Availability is at any time less than $7,500,000, or (ii) any Event of Default has occurred and is continuing, such Borrowing Base Certificate, at the Administrative Agent’s sole discretion, shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), showing the Borrowing Base as of the close of business on the immediately preceding Saturday, which Borrowing Base Certificate shall reflect, among other things, the roll forward of the Inventory from the prior week as of the close of business on the immediately preceding Saturday and the prior week’s Eligible Cash and Cash Equivalents as of the close of business on the immediately preceding Saturday, each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower. The Agents will update the Borrowers’ Eligible Cash and Cash Equivalents on a daily basis for purposes of determining, in the Agents’ reasonable discretion, the amount of Loans and Letters of Credit available to be borrowed each day by the Borrowers;

(g) promptly upon receipt thereof, copies of all reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(h) the financial and collateral reports described on Schedule 5.01(h) hereto, at the times set forth in such Schedule;

(i) notice of any intended sale or other disposition of any material portion of the assets of any Loan Party permitted hereunder or incurrence of any material amount of Indebtedness permitted hereunder at least thirty (30) Business Days prior to the date of consummation of such sale or disposition or the incurrence of such Indebtedness;

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender (acting through an Agent) may reasonably request;

(k) Reasonable advance notice of any anticipated change in the chief executive officer, chief financial officer, or chief general merchandising officer of any of the Borrowers; and

(l) promptly upon receipt thereof, copies of any material notices received by any of the Loan Parties under the Securities Purchase Documents.

5.02. Notices of Material Events. The Lead Borrower will furnish to the Agents prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) any change in any Loan Party’s chief executive officer, chief financial officer or chairman;

(f) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g) any failure by any Loan Party to pay rent at any of such Loan Party’s locations, which failure continues for more than ten (10) days following the day on which such rent first came due if the result of such failure would be reasonably likely to result in a Material Adverse Effect;

(h) any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; and

(i) the filing of any Lien for unpaid Taxes against any Loan Party.

(j) the occurrence of any Conversion Failure (as defined in the Notes (as defined in the Securities Purchase Agreement)) or any failure to deliver Class A Common Stock upon conversion or exercise, as applicable, within the time periods provided for in the respective Securities (as defined in the 2005 Securities Purchase Agreement).

(k) the filing of the Registration Statement with the Securities Exchange Commission pursuant to Section 2(d) and 2(e) of the 2005 Registration Rights Agreement.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

5.03. Information Regarding Collateral

The Lead Borrower will furnish to the Agents at least ten (10) days’ prior written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure or jurisdiction of incorporation or formation, or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Borrowers also agree promptly to notify the Agents if any material portion of the Collateral is damaged or destroyed.

5.04. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to comply with its respective Organizational Documents, as applicable, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

5.05. Payment of Obligations. Each Loan Party will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto, and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent under Section 2.04(b) hereof.

5.06. Maintenance of Properties. Each Loan Party will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of storing closings and asset dispositions permitted hereunder.

5.07. Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent (or, to the extent consistent with prudent business practice, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Effective Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Collateral Agent, which amounts shall be released to the Borrowers provided that no Event of Default or Cash Dominion Event has occurred and is then continuing, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent. The Lead Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor.

5.08. Casualty and Condemnation. The Borrowers will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding.

5.09. Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a) Each Loan Party will, and will cause each of the Subsidiaries to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that Lead Borrower shall be furnished the opportunity to participate in any such discussions.

(b) Each Loan Party will, and will cause each of the Subsidiaries to, from time to time upon the request of the Collateral Agent or the Required Lenders through the Administrative Agent and after reasonable prior notice, permit any Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agents to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Agents intend to undertake up to one (1) inventory appraisal and one (1) commercial finance examination each Fiscal Year after the Effective Date, at the Loan Parties’ expense, unless Excess Availability is at any time less than $15,000,000, in which case the Agents may undertake up to three (3) inventory appraisals and up to three (3) commercial finance examination each Fiscal Year after the Effective Date, at the Loan Parties’ expense. Notwithstanding the foregoing, the Agents may cause additional appraisals and commercial finance examinations to be undertaken as they in their reasonable discretion deem necessary or appropriate, or as may be required by Applicable Law, provided that the Loan Parties shall not be obligated to pay for any such additional appraisals and commercial finance examinations unless an Event of Default has occurred and is continuing.

(c) The Loan Parties shall, at all times, retain independent certified public accountants who are reasonably satisfactory to the Administrative Agent and instruct such accountants to cooperate with, and be reasonably available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Administrative Agent, provided that Lead Borrower shall be furnished the opportunity to participate in any such discussions.

5.10. Physical Inventories.

(a) The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers so long as such participation does not disrupt the normal inventory schedule or process.

(b) The Borrowers, at their own expense, shall cause not less than one physical inventory per location of the Borrowers’ Inventory in each twelve (12) month period during which this Agreement is in effect, conducted by nationally recognized inventory takers and using practices consistent with practices in effect on the date hereof, provided, however, if no Cash Dominion Event has occurred, the Borrowers shall not be required to engage nationally recognized inventory takers to conduct such physical inventories.

(c) If requested by the Collateral Agent, or if Loans are then outstanding, the Lead Borrower shall provide the Collateral Agent with the preliminary Inventory levels at each of each Borrower’s stores within ten (10) days following the completion of such inventory.

(d) If requested by the Collateral Agent, or if Loans are then outstanding, the Lead Borrower, within forty-five (45) days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) and shall post such results to the Borrowers’ stock ledger and general ledger, as applicable.

(e) The Collateral Agent, in its discretion, if any Event of Default exists, may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Borrowers).

5.11. Compliance with Laws. Each Loan Party will, and will cause each of the Subsidiaries to, comply with all Applicable Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.12. Use of Proceeds and Letters of Credit. The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (a) to refinance existing Indebtedness, (b) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory, in the ordinary course of business, and (c) for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

5.13. Additional Subsidiaries. If any additional Subsidiary of any Loan Party is formed or acquired after the Effective Date, the Lead Borrower will notify the Agents and the Lenders thereof and (a) if such Subsidiary is not a Foreign Subsidiary, the Borrowers will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as any Agent or the Required Lenders shall reasonably request and (b)

if any shares of capital stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrowers will cause such shares and promissory notes evidencing such Indebtedness to be pledged within ten (10) Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary shares of stock of such Subsidiary to be pledged may be limited to 65% of the outstanding shares of Voting Stock of such Subsidiary).

5.14. Depository Account. In order to facilitate the administration of the Revolving Credit Loans and Collateral Agent’s security interest in the Loan Parties’ assets, the Borrowers shall maintain Bank of America or its Affiliates as each Borrower’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other local store deposit accounts, where practical, for the conduct of such Borrower’s business.

5.15. Further Assurances.

(a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), except for real property leaseholds to the extent that the consent of the landlord is required but is not obtained, the Lead Borrower will notify the Agents and the Lenders thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by any Agent or the Required Lenders to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent, each Borrower shall cause each of its customs brokers to deliver an agreement to the Administrative Agent covering such matters and in such form as the Administrative Agent may reasonably require.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated, and (ii) the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and (iii) all

Letters of Credit shall have expired or terminated or been collateralized, to the extent of 103% of the then Letter of Credit Outstandings, and (iv) all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

6.01. Indebtedness and Other Obligations. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness provided that after giving effect to the refinancing (i) the principal amount of the outstanding Indebtedness is not increased, (ii) neither the tenor nor the weighted average life to maturity is reduced, and (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being refinanced;

(c) Indebtedness of any Loan Party to any other Loan Party, all of which Indebtedness shall be reflected in the Loan Parties’ books and records in accordance with GAAP;

(d) Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life to maturity thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $20,000,000 at any time outstanding;

(e) Indebtedness incurred to finance any Real Estate owned by any Loan Party or incurred in connection with sale-leaseback transactions;

(f) Indebtedness under Hedging Agreements with Bank of America or an Affiliate of Bank of America;

(g) other unsecured Indebtedness, in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

(h) Subordinated Indebtedness, in amounts, and on terms and conditions reasonably satisfactory to the Administrative Agent.

(i) Indebtedness owing to the holders of the Convertible Notes in an aggregate principal amount not to exceed $56,000,000 (plus capitalized expenses and interest and plus all Subordinated Debt Fees (as defined in the Subordination Agreement) and other amounts due thereon) in the aggregate under the Securities Purchase Documents. Except for the conversion of the Convertible Notes into shares of Class A Common Stock of the Lead Borrower in accordance with the terms of the Convertible

Notes, the Borrowers shall not make any payments on the Convertible Notes or under the Securities Purchase Documents (other than the payment of Subordinated Debt Fees, and the accrual of (A) payment in kind or capitalized interest, (B) capitalized expenses, and (C) all other amounts due thereon, which amounts are all to be capitalized) unless and until (i) all Obligations have been repaid in full in cash, except for those Letter of Credit Outstandings described in (ii), below, (ii) the Borrowers have deposited cash into the Cash Collateral Account in an amount equal to 103% of the Letter of Credit Outstandings at such time, and (iii) any obligations of the Swingline Lender, the Issuing Bank, or any Revolving Credit Lender to make any loans or to provide any financial accommodations pursuant to this Agreement have been terminated. Except for the amendments and modifications permitted in accordance with the terms of the Subordination Agreement, the Borrowers shall not hereafter effect or permit any amendments or modifications to any of the Securities Purchase Documents without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld or delayed.

6.02. Liens. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of any Loan Party and (ii) such Lien shall secure only those obligations that it secures as of the Effective Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired by any Loan Party, provided that (i) such Liens secure Indebtedness permitted by Section 6.01(d), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties; and

(e) Liens to secure Indebtedness permitted by Section 6.01(e) provided that such Liens shall not extend to any property or assets of the Loan Parties other than the Real Estate so financed or which is the subject of a sale-leaseback transaction.

(f) Liens granted in favor of The Bank of New York, as the trustee under the Indenture, to secure the Convertible Notes, provided that such Liens are subject to the Subordination Agreement.

6.03. Fundamental Changes. The Loan Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any

Facility Guarantor may merge into any other Facility Guarantor, provided that in any such transaction involving the Lead Borrower, the Lead Borrower shall be the surviving entity, (ii) any Facility Guarantor (other than the Lead Borrower) may liquidate or dissolve voluntarily into the Lead Borrower or into any other Facility Guarantor, and (ii) any Borrower (other than the Lead Borrower) may liquidate or dissolve voluntarily into the Lead Borrower or into any other Borrower.

(b) The Loan Parties will not engage in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not make any Investment or Acquisition, except:

(a) Permitted Investments;

(b) Investments existing on the Effective Date, and set forth on Schedule 6.04;

(c) loans or advances made by any Loan Party to any other Loan Party;

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business in an amount not to exceed $50,000 in the aggregate at any time outstanding;

(g) other Investments not to exceed $1,000,000 in the aggregate at any time outstanding; and

(h) Permitted Acquisitions.

6.05. Asset Sales. The Loan Parties will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will the Loan Parties permit any of the Subsidiaries to issue any additional shares of its capital stock or other ownership interest in such Subsidiary, except:

(a) (i) sales of Inventory in the ordinary course of business, or (ii) sales of used or surplus equipment, or (iii) sales of Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers and dispositions among the Loan Parties and their Subsidiaries, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; and

(c) sale-leaseback transactions involving any Loan Party’s Real Estate as long as, if the Administrative Agent so requests, the Administrative Agent shall have received an intercreditor agreement executed by the purchaser of such Real Estate on terms and conditions reasonably satisfactory to the Administrative Agent;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than sales, transfers and other disposition permitted under clause (b)) shall be made at arm’s length and for fair value and solely for cash consideration.

6.06. Restricted Payments; Certain Payments of Indebtedness.

(a) The Loan Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(i) any Loan Party may pay dividends to the Lead Borrower, and

(ii) Restricted Payments may be made provided that (A) there are no Revolving Credit Loans then outstanding; and (B) Cash and Cash Equivalents and/or Eligible Short Term Securities pledged to the Collateral Agent as Collateral and invested in a control account at Bank of America or its Affiliate, are in excess of $15,000,000; after giving effect to the Restricted Payment. If either (A) or (B) are not satisfied, the Borrowers will be required to demonstrate to the reasonable satisfaction of the Administrative Agent that after giving effect to the Restricted Payment and on a pro forma basis for the next 12 month period, based upon delivery by the Lead Borrower of a business plan reasonably satisfactory to the Administrative Agent, in its reasonable discretion, the Borrower shall have minimum Excess Availability of not less than $10,000,000.

(b) None of the Loan Parties will, nor will they permit any Subsidiary to, issue any preferred stock (except for preferred stock that is not subject to redemption other than redemption at the option of the Loan Party issuing such preferred stock) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (i) any shares of capital stock of any Loan Party or (ii) any option, warrant or other right to acquire any such shares of capital stock, except:

(i) in connection with the transactions contemplated under the Securities Purchase Agreement and the Convertible Notes; and

(ii) such purchase, redemption, retirement, acquisition or payments may be made provided that (A) there are no Revolving Credit Loans then outstanding; and (B) Cash and Cash Equivalents and/or Eligible Short Term Securities pledged to the Collateral Agent as Collateral and invested in a control account at Bank of America or its Affiliate, are in excess of $15,000,000; after giving effect to such purchase, redemption, retirement, acquisition or payments. If either (A) or (B) are not satisfied, the Borrowers will be required to demonstrate to the reasonable satisfaction of the Administrative Agent that after giving effect to such payment and on a pro forma basis for the next 12 month period, based upon delivery by the Lead Borrower of a business plan reasonably satisfactory to the Administrative Agent, in its reasonable discretion, the Borrower shall have minimum Excess Availability of not less than $10,000,000.

(c) The Loan Parties will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) mandatory payments as and when due in respect of any other Indebtedness permitted hereunder;

(ii) refinancings of Indebtedness described in clause (i), above, to the extent permitted by Section 6.01; and

(iii) such payments may be made provided that (A) there are no Revolving Credit Loans then outstanding; and (B) Cash and Cash Equivalents and/or Eligible Short Term Securities pledged to the Collateral Agent as Collateral and invested in a control account at Bank of America or its Affiliate, are in excess of $15,000,000; after giving effect to such payment or other distribution. If either (A) or (B) are not satisfied, the Borrowers will be required to demonstrate to the reasonable satisfaction of the Administrative Agent that after giving effect to such payment and on a pro forma basis for the next 12 month period, based upon delivery by the Lead Borrower of a business plan reasonably satisfactory to the Administrative Agent, in its reasonable discretion, the Borrower shall have minimum Excess Availability of not less than $10,000,000.

6.07. Transactions with Affiliates. The Loan Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Loan Parties or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

6.08. Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Loan Parties or any other Subsidiary or to guarantee Indebtedness of the Loan Parties or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this

Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.

6.09. Amendment of Material Documents. The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) its Organizational Documents and (b) any other instruments, documents or agreements, in each case to the extent that such amendment, modification or waiver would be materially adverse to the interests of the Lenders.

6.10. Additional Subsidiaries. The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.13 are satisfied.

6.11. Excess Availability. The Borrowers shall maintain Excess Availability at all times of not less the Minimum Required Excess Availability.

6.12. Fiscal Year. The Lead Borrower and its Subsidiaries shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

6.13. Environmental Laws. The Loan Parties shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

6.14. Store Closings. The Borrowers will not commit to close, or close, any location at which any Borrower maintains, offers for sale or stores any of its Inventory or other Collateral, except that the Borrowers may downsize by closing up to 20% of the number of stores existing as of the Effective Date in any twelve (12) month period, provided that if the Borrowers close more than 10% of the number of stores existing as of the Effective Date in any twelve (12) month period, all such closings in excess of 10% of the number of stores existing as of the Effective Date in any twelve (12) month period shall be conducted by professional liquidators, subject to the approval of, and on terms and conditions reasonably acceptable to the Administrative Agent. The Borrowers will be permitted to close additional stores upon the consent of the Administrative Agent, in its reasonable discretion, upon satisfactory receipt of such documents as the Administrative Agent may reasonably request. The Administrative Agent may require that such closures be conducted by professional liquidators, subject to the approval of, and on terms and conditions reasonably acceptable to the Administrative Agent.

ARTICLE VII

Events of Default

7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Loan Parties shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) (i) the Loan Parties shall fail to pay any interest on any Loan payable under this Agreement, when and as the same shall become due and payable, or (ii) the Loan Parties shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure continues for five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.22, 5.01(f), 5.02(j), 5.07 (with respect to insurance covering the Collateral), 5.09, or 5.12, or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Article), and such failure shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent to the Lead Borrower;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of any grace or cure period set forth therein) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $500,000;

(m) (i) any challenge in writing by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(ii) any judicial proceeding by or on behalf of any other Person seeking to challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(iii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(n) the occurrence of any uninsured loss to any material portion of the Collateral;

(o) the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Loan Party and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course;

(p) the determination by the Borrowers, whether by vote of the Borrowers’ board of directors or otherwise to: suspend the operation of any Borrower’s business in the ordinary course, liquidate all or a material portion of the Borrowers’ assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales, except as permitted pursuant to Section 6.14;

(q) the occurrence of any Change in Control;

(r) the occurrence of any Event giving rise to a Change in Control, as defined under the Convertible Notes, or the occurrence of any Event of Default, as defined under the Convertible Notes, whether or not any holders of the Convertible Notes have exercised, or are permitted to exercise, any of their respective rights and remedies on account thereof; or

(s) the breach by the Lead Borrower of any covenant or other term or condition of any of the 2005 Transaction Documents, subject to any applicable grace periods set forth therein.

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

7.02. Remedies on Default

(a) In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Administrative Agent may proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent at the request of the Lead Borrower and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held first for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time and thereafter be applied to satisfy other Obligations of the Borrowers under this Agreement.

7.03. Application of Proceeds

After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral shall be applied in the manner set forth in Section 6.02 of the Security Agreement. All amounts required to be applied to Revolving Credit Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Revolving Credit Lender’s Revolving Loan Credit Commitment Percentage.

ARTICLE VIII

The Agents

8.01. Administration by Administrative Agent.

Each Lender, the Collateral Agent and the Issuing Bank hereby irrevocably designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders, the Collateral Agent and the Issuing Bank each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

8.02. The Collateral Agent.

Each Lender, the Administrative Agent and the Issuing Bank hereby irrevocably (i) designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Collateral Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Sections 2.19, 2.23, or 7.03, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

8.03. Sharing of Excess Payments.

Each of the Lenders, the Agents and the Issuing Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Loan Parties, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender, any Agent or the Issuing Bank under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an “excess payment”) as a result of which such Lender, such Agent or the Issuing Bank has received payment of any Loans or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in Section 7.03, then such Lender, Agent or the Issuing Bank shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders, such Agent and the Issuing Bank, as applicable, a participation in the Loans and Obligations outstanding to such other Persons, in an amount determined by the Administrative Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in Section 7.03 in proportion to its Commitment Percentages and, within the Revolving Credit Loans, to each Lender pro rata in proportion to its Revolving Loan Credit Commitment; provided, that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest). The Loan Parties expressly consent to the foregoing arrangements and agree that any Lender, any Agent or the Issuing Bank holding (or deemed to be holding) a participation in any Loan or other Obligation may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Loan Party to such Lender, such Agent or the Issuing Bank as fully as if such Lender, Agent or the Issuing Bank held a Note and was the original obligee thereon, in the amount of such participation.

8.04. Agreement of Required Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Revolving Credit Lenders or Required Supermajority Revolving Credit Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Revolving Credit Lenders or Required Supermajority Revolving Credit Lenders, as applicable, and any such action shall be binding on all Lenders, and (ii) upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02(b). Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of Section 9.02) take such action with respect thereto as may be reasonably directed by the Required Revolving Credit Lenders; provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action as it shall deem advisable in the best interests of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.

8.05. Liability of Agents.

(a) Each of the Agents, when acting on behalf of the Lenders and the Issuing Bank, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or the Issuing Bank or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Bank or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Bank or to any of them for any action taken or omitted to be taken by them pursuant instructions received by them from the Required Lenders, Required Revolving Credit Lenders, or Required Supermajority Revolving Credit Lenders, as applicable, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents (A) shall be responsible to any Lender or the Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (B) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (C) shall be responsible to any Lender or the Issuing Bank for the state or condition of any properties of any Borrower or any other obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrowers; or (D) shall be responsible to any Lender or the Issuing Bank for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) shall be responsible to any Lender or the Issuing Bank for the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral. The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to their rights and duties hereunder or under the Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Loan Parties on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) or the Issuing Bank of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Required Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

8.06. Notice of Default.

The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or has received notice from a Lender or the Loan Parties referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Lenders.

8.07. Lenders’ Credit Decisions.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

8.08. Reimbursement and Indemnification.

Each Lender agrees (i) to reimburse (x) each Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders or the Issuing Bank under this Agreement, the Notes and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Bank, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) each Agent for such Lender’s Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders or the Issuing Bank that the Loan Parties have agreed to reimburse pursuant to Section 9.03 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the Loan Documents to the extent not reimbursed by the

Loan Parties (except such as shall result from their respective gross negligence or willful misconduct). The provisions of this Section 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

8.09. Rights of Agents.

It is understood and agreed that Bank of America shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Borrower, as though they were not the Administrative Agent or the Collateral Agent, respectively, of the Lenders under this Agreement. The Agents and their affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Subsidiaries and Affiliates as if it were not the Agent hereunder.

8.10. Independent Lenders and Issuing Bank.

The Lenders and the Issuing Bank each acknowledge that they have decided to enter into this Agreement and to make the Loans or issue the Letters of Credit hereunder based on their own analysis of the transactions contemplated hereby and of the creditworthiness of the Loan Parties and agrees that the Agents shall bear no responsibility therefor.

8.11. Notice of Transfer.

The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.05(b).

8.12. Successor Agent.

Any Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders, the Issuing Bank, the other Agents and the Lead Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agents and the Issuing Bank, appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent (and the Issuing Bank), hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement. The Existing Agent hereby confirms its resignation as Administrative Agent and Collateral Agent under the Existing Loan Agreement and each of the other Loan Documents, and each Lender hereby appoints and designates Bank of America, N.A., as successor “Administrative Agent” and “Collateral Agent” hereunder and under each of the other Loan Documents, and Bank of America, N.A. hereby accepts the appointment as successor Administrative Agent and Collateral Agent. The Lead Borrower hereby consents to such appointment. The Lenders, the Issuing Bank, the other Agents and the Lead Borrower waive the requirement under this Section that the Agent give five (5) Business Days’ written notice of resignation.

8.13. Reports and Financial Statements.

Promptly after receipt thereof from the Lead Borrower, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent.

8.14. Delinquent Lender.

If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Revolving Loan Credit Commitment Percentage of any Revolving Credit Loans, expenses or setoff or purchase its Revolving Loan Credit Commitment Percentage of a participation interest in the Swingline Loans (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agents, other Lenders, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentage of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Loans, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.11 hereof from the date when originally due until the date upon which any such amounts are actually paid.

The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans. Upon any such purchase of the Commitment

Percentage of any Delinquent Lender’s future commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify the Agents and each non-Delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by any Agent or by any non-Delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

ARTICLE IX

Miscellaneous

9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Loan Party, to it at The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610, Attention: Chief Financial Officer (Telecopy No. (949) 206-4977), with a copy to Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, Attention: Trey Muldrow, Esquire (Telecopy No. (212) 872-1002);

(b) if to the Administrative Agent or the Collateral Agent, or the Swingline Lender to Bank of America, N.A., 40 Broad Street, Boston, Massachusetts 02109, Attention Stephen J. Garvin (Telecopy No. (617) 434-6685), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: Robert E. Paul, Esquire (Telecopy No. (617) 880-3456);

(c) if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Revolving Credit Lender.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.02. Waivers; Amendments.

(a) No failure or delay by the Agents, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agents, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Lead Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Parties that are parties thereto, in each case with the Consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the Consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the Consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the Consent of each Lender affected thereby, (iv) change Sections 2.19, 2.22, or 2.23 or Section 6.02 of the Security Agreement, without the Consent of each Lender, (v) change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders”, “Required Revolving Credit Lenders or “Required Supermajority Revolving Credit Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the Consent of each Lender, (vi) release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the Consent of each Lender, (vii) except for sales described in Section 6.05 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the Consent of each Lender, (viii) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the Consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, (ix) increase the Permitted Overadvance, without the Consent of each Lender, (x) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior Consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents or the Issuing Bank without the prior written consent of the Agents or the Issuing Bank, as the case may be.

(c) Notwithstanding anything to the contrary contained herein, no modification, amendment or waiver which increases the maximum amount of the Swingline Loans to an amount in excess of $10,000,000 (or such greater amount to which such limit has been previously increased in accordance with the provisions of this Section 9.02(c)) shall be made without the Consent of the Required Supermajority Revolving Credit Lenders.

(d) Notwithstanding anything to the contrary contained in this Section 9.02, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the Consent of the Lenders pursuant to Sections 9.02(b) or 9.02(c) and such amendment is approved by the Required Lenders, but not by the percentage of the Lenders set forth in said Sections 9.02(b) or 9.02(c), as applicable, the Borrowers, and the Required Lenders shall be permitted to amend this Agreement without the Consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Revolving Credit Lenders”) subject to providing for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (reasonably acceptable to the Administrative Agent), or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(e) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrowers unless signed by the Borrowers or other applicable Loan Party.

9.03. Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Lenders and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders, outside consultants for the Agents, appraisers, for commercial finance examinations and environmental site assessments, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents, the Issuing Bank or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Lenders who are not the Agents or the Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

(b) The Loan Parties shall, jointly and severally, indemnify the Agents, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of the Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents or the Issuing Bank, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents or the Issuing Bank.

(d) To the extent permitted by Applicable Law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof. The Loan Parties further agree that no Indemnitee shall have any liability to the Loan Parties, any Person asserting claims by or on behalf of any Loan Party or any other Person in connection with this Agreement or the other Loan Documents except (i) for breach of the Indemnitee’s obligations under this Agreement and the other Loan Documents, or (ii) the Indemnitee’s gross negligence, willful misconduct or bad faith.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

9.04. Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain Loans and Letters of Credit hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agents and each Lender on account of Loans so made and Letters of Credit so issued hereunder as if made directly by the Lenders to that Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any Borrower.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees, and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming and guarantying were each other Borrower.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan.

(d) The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Borrower(s) on whose behalf such Loan was obtained. Neither the Agents nor any Lender shall have any obligation to see to the application of such proceeds.

(e) If, for any reason, and at any time during the term of this Agreement, any Borrower, including the Lead Borrower, as agent for the Borrowers, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement (as determined by the Administrative Agent in the Administrative Agent’s sole and absolute discretion);

or the Administrative Agent deems it inexpedient (in the Administrative Agent’s sole and absolute discretion) to continue making Loans and cause Letters of Credit to be issued to or for the account of any particular Borrower, or to channel such Loans and Letters of Credit through the Lead Borrower, then the Lenders may make Loans directly to, and cause the issuance of Letters of Credit directly for the account of such of the Borrowers as the Administrative Agent determines to be expedient, which Loans may be made without regard to the procedures otherwise included herein.

(f) In the event that the Administrative Agent determines to forgo the procedures included herein pursuant to which Loans and Letters of Credit are to be channeled through the Lead Borrower, then the Administrative Agent may designate one or more of the Borrowers to fulfill the financial and other reporting requirements otherwise imposed herein upon the Lead Borrower.

(g) Each of the Borrowers shall remain liable to the Agents and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Administrative Agent to cease making Loans or causing Letters of Credit to be issued to or for the benefit of any Borrower.

(h) The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent acts as provided in subparagraph (e), above, or the Administrative Agent actually receives written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective chief executive officers of each Borrower (other than the chief executive officer of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective chief executive officers of such Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to no more than one Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Lead Borrower (but only if no Default then exists), the Agents and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Loans, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Loan Parties, the Agents, and the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b)(ii) or (iii) that affects such Participant. Subject to paragraph (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.24, 2.26 and 2.27 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.26(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.24 or 2.27 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.27 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.27(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with Section 2.27(e).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a

Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.24, 2.27 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Participant and each of its Affiliates is hereby authorized with the consent of the Administrative Agent or required Lenders at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this

Agreement and although such obligations may be unmatured and regardless of the adequacy of the Collateral. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(b) The Loan Parties agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any Massachusetts state or federal court sitting in Suffolk County in Boston, Massachusetts as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Loan Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Loan Parties agree that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in any Massachusetts or federal court sitting in Suffolk County in Boston, Massachusetts as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH ANY BORROWER, ANY AGENT, BANK OF AMERICA, ANY LENDER OR ANY PARTICIPANT IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST ANY BORROWER, THE AGENT, BANK OF AMERICA, AND/OR SUCH LENDER OR PARTICIPANT OR IN WHICH ANY BORROWER, THE AGENT, BANK OF AMERICA, OR SUCH LENDER OR PARTICIPANT, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE AGENT, BANK OF AMERICA, OR SUCH LENDER OR PARTICIPANT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.14. Additional Waivers.

(a) The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.

(b) To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in cash and the Commitments have been terminated. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Loan Party may make payments to any other Loan Party on account of any such indebtedness. After the occurrence and during the continuance of an Event of Default, none of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

9.15. Confidentiality.

(a) Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Lead Borrower (other than to its employees, auditors, counsel or other professional advisors, to Affiliates, to another Lender or to such Lender’s holding or parent company) any information with respect to the Borrowers or any other Loan Party which is furnished pursuant to this Agreement and which is designated by the Lead Borrower to the Lenders in writing as confidential provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section. The Loan Parties hereby agree that the failure of a Lender to comply with the provisions of this Section 9.15 shall not relieve the Loan Parties of any of its obligations to such Lender under this Agreement and the other Loan Documents.

9.16. Publicity.

Each Borrower by executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other written public disclosure not otherwise required by law using the name of the Agent or the Lenders or their Affiliates or referring to this Agreement or the other Loan Documents without at least one (1) Business Days’ prior notice to the Agent and without the prior written consent (which may include electronic mail communication) of the Agent unless (and only to the extent that) such Borrower or Affiliate is required to do so under law and then, in any event, such Borrower or Affiliate will consult with the Agent before issuing such press release or other public disclosure. Each Borrower consents to the publication by the Agent or any Lender of a tombstone or similar advertising material irrespective of how such advertising material shall be disseminated relating to the financing transactions contemplated by this Agreement. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

THE WET SEAL, INC.

By:	/s/ John J. Luttrell
Name:	John J. Luttrell
Title:	Chief Financial Officer and Executive Vice President

THE WET SEAL RETAIL, INC.

By:	/s/ John J. Luttrell
Name:	John J. Luttrell
Title:	Chief Financial Officer and Executive Vice President

WET SEAL CATALOG, INC.

By:	/s/ John J. Luttrell
Name:	John J. Luttrell
Title:	Chief Financial Officer and Executive Vice President

WET SEAL GC, INC.

By:	/s/ John J. Luttrell
Name:	John J. Luttrell
Title:	Chief Financial Officer and Executive Vice President

BANK OF AMERICA, N.A.,
As Administrative Agent, Collateral Agent, as Swingline Lender and as Revolving Credit Lender

By:	/s/ Stephen J. Garvin
Name:	Stephen J. Garvin
Title:	Managing Director
Address:
40 Broad Street, 10th Floor Boston, Massachusetts 02109 Attn: Stephen J. Garvin Telephone: (617) 434-9399 Telecopy: (617) 434-4312

BANK OF AMERICA, N.A.,
as Issuing Bank

By:	/s/ Stephen J. Garvin
Name:	Stephen J. Garvin
Title:	Managing Director
Address:
40 Broad Street Boston, Massachusetts 02109 Attn: Stephen J. Garvin Telephone: (617) 434-9399 Telecopy: (617) 434-4312